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                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG


                                  AMETEK, INC.



                                       AND



                          DYNAMIC MATERIALS CORPORATION



                            DATED AS OF JUNE 22, 1999










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


                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         DEFINITIONS................................................2


ARTICLE 2         BONDING ASSETS.............................................9

Section 2.1       Transfer of Assets.........................................9
                        (a)   Machinery and Equipment........................9
                        (b)   Real Property..................................9
                        (c)   Business Systems...............................9
                        (d)   Intellectual Property.........................10
                        (e)   Contracts.....................................11
                        (f)   Inventory.....................................11
                        (g)   Claims........................................11
                        (h)   Marketing Documents and Materials.............11
                        (i)   Books and Records.............................11
                        (j)   Licenses and Permits..........................11
                        (k)   Telephone and Facsimile Numbers...............11
                        (l)   Benefits Associated with Governmental Grants
                              and Incentives................................11
                        (m)   Goodwill......................................12
Section 2.2       Excluded Assets...........................................12
Section 2.3       Sale of Excluded Colorado Assets..........................13


ARTICLE 3         ASSUMPTION OF LIABILITY...................................14

Section 3.1       Assumed Liabilities.......................................14
                        (a)   Current Liabilities...........................14
                        (b)   Liabilities Under Assigned Contracts..........14
Section 3.2       Retained Liabilities......................................14
                        (a)   Obligations Under This Agreement..............14
                        (b)   Pre-Closing Operations........................14
                        (c)   Product Liability Obligations.................14
                        (d)   Warranty Claims...............................14
                        (e)   Mt. Braddock Completion Costs.................14
                        (f)   Litigation....................................15
                        (g)   Liability Related to Excluded Assets..........15
                        (h)   Taxes.........................................15
                        (i)   Environmental Liabilities.....................15
                        (j)   Employee and Employee Plan Liability..........15
                        (k)   Debts.........................................15
                        (l)   Prior Breaches................................15

                        (m)   Mechanics' Liens..............................15


ARTICLE 4         PURCHASE PRICE............................................16

Section 4.1       Purchase Price............................................16
Section 4.2       Purchase Price Adjustment.................................16
Section 4.3       Escrow Agreement..........................................18
Section 4.4       Allocation of Consideration...............................18
Section 4.5       Sales, Transfer and Use Taxes.............................18


ARTICLE 5         TRANSITION MATTERS........................................19

Section 5.1       Transition Cost Adjustment................................19
Section 5.2       Completion Costs..........................................20
Section 5.3       Equipment Relocation Costs................................22
Section 5.4       Transition Services.......................................22


ARTICLE 6         EMPLOYEES.................................................22

Section 6.1       Affected and Target Employees.............................22
Section 6.2       Vesting of Affected Employees.............................22
Section 6.3       Retained Responsibilities.................................22
Section 6.4       Payroll Tax...............................................23
Section 6.5       Termination Benefits......................................23
Section 6.6       Moving Expenses...........................................23


ARTICLE 7         CLOSING...................................................23

Section 7.1       Closing Date..............................................23
Section 7.2       Actions at Closing........................................23
                        (a)   Performance by Purchaser......................24
                        (b)   Performance by Seller.........................24
Section 7.3       Physical Inventory of Bonding Assets......................26
Section 7.4       Closing Deliveries........................................26
Section 7.5       Further Assurances........................................27
Section 7.6       Acknowledgment............................................27


ARTICLE 8         SELLER'S REPRESENTATIONS AND WARRANTIES...................27

Section 8.1       Organization and Standing.................................27
Section 8.2       Corporate Power; Authorization............................27

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Section 8.3       No Breach.................................................27
Section 8.4       Financial Statements......................................28
Section 8.5       Title to Properties; Liens; Condition of Properties.......28
Section 8.6       Real Property.............................................29
Section 8.7       Taxes.....................................................31
Section 8.8       Litigation................................................32
Section 8.9       Patents, Trade Names and Trademarks.......................32
Section 8.10      Compliance with Laws......................................33
Section 8.11      Environmental Matters.....................................34
Section 8.12      Licenses and Permits......................................35
Section 8.13      Insurance.................................................36
Section 8.14      Major Customers...........................................36
Section 8.15      Customers and Suppliers...................................36
Section 8.16      Existing Employment Contracts.............................36
Section 8.17      Employee Benefits.........................................36
Section 8.18      Absence of Certain Changes................................39
                        (a)   Adverse Change................................39
                        (b)   Inventory.....................................39
                        (c)   Damage........................................39
                        (d)   Labor Disputes................................39
                        (e)   Commitments...................................39
                        (f)   Disposition of Property.......................39
                        (g)   Liens.........................................39
                        (h)   Amendment of Contracts........................39
                        (i)   Credit........................................39
                        (j)   Accounts Receivable...........................40
                        (k)   Loans.........................................40
Section 8.19      Contracts and Commitments.................................40
                        (a)   Purchase Commitments..........................40
                        (b)   Sales Commitments.............................40
                        (c)   Contracts With Affiliates and Certain Others..40
                        (d)   Powers of Attorney............................40
                        (e)   Loan Agreements...............................40
                        (f)   Use of IDB Proceeds and DCED Grants...........40
                        (g)   Guarantees....................................40
                        (h)   Contracts Subject to Renegotiation............41
                        (i)   No Default....................................41
Section 8.20      Compliance with Laws......................................41
Section 8.21      Integrity of Dunbar Mine..................................41
Section 8.22      Inventory.................................................41
Section 8.23      Warranties................................................42
Section 8.24      Backlog...................................................42
Section 8.25      Disclosure................................................42

ARTICLE 9         PURCHASER'S REPRESENTATIONS AND WARRANTIES................42

Section 9.1       Organization and Standing.................................42
Section 9.2       Corporate Power; Authorization............................42
Section 9.3       No Breach.................................................43


ARTICLE 10        SELLER'S COVENANTS........................................43

Section 10.1      Access to Information, Records and Third Parties..........43
Section 10.2      Conduct of Bonding Business Pending the Closing...........43
                        (a)   No Changes....................................43
                        (b)   No Material Contract..........................43
                        (c)   Maintenance of Insurance......................44
                        (d)   Maintenance of Property.......................44
                        (e)   Discharge of Liens............................44
                        (f)   Interim Financials............................44
                        (g)   IDB...........................................44
                        (h)   Government Grants.............................44
                        (i)   Transfer of Inventory.........................44
Section 10.3      Consents and Novation.....................................44
Section 10.4      Intellectual Property.....................................45
Section 10.5      Non-Competition...........................................46
Section 10.6      Confidential Information..................................46
Section 10.7      Cooperation in Third-Party Litigation.....................46
Section 10.8      Cooperation with Telephone, E-Mail........................47
Section 10.9      Transfer of Neighborhood Assistance Tax Credit............47
Section 10.10     Revised Schedules.........................................47
Section 10.11     Covenant of Quiet Enjoyment...............................47

ARTICLE 11        ADDITIONAL COVENANTS......................................47

Section 11.1      Fees and Expenses.........................................47
Section 11.2      Termination Fee...........................................48
Section 11.3      Update of Disclosure Schedules............................48
Section 11.4      Public Announcements......................................49
Section 11.5      Product Warranty Obligations..............................49
Section 11.6      Product Claims and Replacement Product....................50
Section 11.7      Authorization; Mail.......................................50
Section 11.8      Collection of Accounts Receivable.........................50
Section 11.9      Provisions for Timet Titanium.............................50
Section 11.10     Insurance Claims..........................................51
Section 11.11     Employees.................................................51
Section 11.12     Pennsylvania Tax Matters..................................51
Section 11.13     Preparation of Tax Returns................................52
Section 11.14     HSR Fees..................................................52

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Section 11.15     Permits and Licenses......................................52
Section 11.16     Instructions to Escrow Agent..............................52


ARTICLE 12        CONDITIONS PRECEDENT TO PURCHASER'S
                  OBLIGATIONS...............................................52

Section 12.1      Representations and Warranties True on the Closing Date...52
Section 12.2      Compliance With Agreement.................................52
Section 12.3      Absence of Suit...........................................52
Section 12.4      Consents and Approvals....................................53
Section 12.5      Certificates..............................................53
                  (a)   Good Standing Certificates..........................53
                  (b)   Secretary's Certificate.............................53
                  (c)   Incumbency Certificate..............................53
Section 12.6      Instruments of Conveyance, Transfer and Assumption........53
Section 12.7      Delivery of Seller Ancillary Documents....................54
Section 12.8      Environmental Reports.....................................54
Section 12.9      HSR Act...................................................54
Section 12.10     Extension of Mine Master Lease............................54
Section 12.11     Extension of Mine Sublease................................54
Section 12.12     Validity of Master/Sublease...............................54
Section 12.13     Operation of Mine Ventilation System......................54
Section 12.14     Satisfactory Results of Mine Integrity Study..............55
Section 12.15     Removal and Disposal of Contaminated Soils at
                  The Dunbar Facility.......................................55
Section 12.16     Preparation and Filing of Spill Prevention Plan...........55
Section 12.17     Satisfactory Results of Post-Signing Due
                  Diligence Investigation...................................55
Section 12.18     Mt. Braddock Facility.....................................55
Section 12.19     Certification of Mt. Braddock Facility....................56
Section 12.20     Purchaser's Review and Approval of Title and Survey.......56

ARTICLE 13        CONDITIONS PRECEDENT TO SELLER'S
                  OBLIGATIONS...............................................58

Section 13.1      Representations and Warranties True on the Closing Date...58
Section 13.2      Compliance With Agreement.................................58
Section 13.3      Absence of Suit...........................................58
Section 13.4      Delivery of Purchaser Ancillary Documents.................58


ARTICLE 14        POST-CLOSING MATTERS......................................58

Section 14.1      Sales Tax Matters.........................................58
Section 14.2      Finders Fees; Payments....................................58
Section 14.3      SEC Filings...............................................59
Section 14.4      Right of Access...........................................59


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ARTICLE 15        INDEMNIFICATION...........................................59

Section 15.1      Indemnification of Purchaser..............................59
Section 15.2      Indemnification of Seller.................................60
Section 15.3      Indemnification Procedures................................60
                  (a)   Notice..............................................60
                  (b)   Third Party Claims..................................60
                  (c)   Other Claims........................................61
                  (d)   Calculation of Losses...............................61
                  (e)   Exclusivity of Indemnification Remedies.............61
                  (f)   Limitation of Damages...............................62
Section 15.4      Survival of Representations and Warranties................62


ARTICLE 16        TERMINATION...............................................62

Section 16.1      Termination...............................................62
Section 16.2      Effect of Termination.....................................63


ARTICLE 17        MISCELLANEOUS.............................................64

Section 17.1      Entire Agreement and Amendments; Headings.................64
Section 17.2      Counterparts..............................................64
Section 17.3      Successors and Assigns....................................64
Section 17.4      Applicable Law............................................64
Section 17.5      Equitable Relief..........................................64
Section 17.6      Notices...................................................64
Section 17.7      Severability and Waiver...................................65
Section 17.8      Third Party Beneficiaries.................................65
Section 17.9      Pronouns..................................................65
Section 17.10     Attorneys' Fees...........................................65
Section 17.11     Time of Essence...........................................66

Schedule Listing

Exhibits


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


                            ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT ("AGREEMENT") is entered into as of the 22nd day of June, 1999 (the "EFFECTIVE DATE") among DYNAMIC MATERIALS CORPORATION, a Delaware corporation ("SELLER"), having a principal place of business at 551 Aspen Ridge Drive, Lafayette, Colorado 80026, and AMETEK, INC., a Delaware corporation ("PURCHASER"), having a principal place of business at Station Square, Paoli, PA 19301-1391.

                                    RECITALS

      WHEREAS, Seller owns and operates a business which produces clad metal products and performs metal cladding and metal forming services including the production of explosion bonded clad metal and the shock synthesis of synthetic diamonds using its proprietary DYNACLAD(R) and DETACLAD(R) technologiEs and other proprietary and licensed technologies (the "BONDING BUSINESS");

      WHEREAS, the assets of the Bonding Business consist of certain assets and properties, both real and personal, tangible and intangible, which are currently located in the States of Colorado and Pennsylvania. The assets and properties of the Bonding Business in Colorado are located at Seller's facility in Lafayette, Colorado (the "COLORADO FACILITY"). The assets and properties of the Bonding Business in Pennsylvania are located at Seller's facility situated at the mouth of the Dunbar Mine, a portion of which is currently being leased by Seller (the "DUNBAR MINE"), which is located on Dunbar-Ohiopyle Road in Dunbar, Pennsylvania (collectively referred to herein as the "DUNBAR FACILITIES") and at Seller's Facility in Mt. Braddock, Pennsylvania which is currently under construction (referred to herein as the "MT. BRADDOCK FACILITY"). The Dunbar Facilities and Mt. Braddock Facility are sometimes collectively referred to herein as the "PENNSYLVANIA FACILITIES";

      WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets, and certain of the liabilities, of the Bonding Business upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 "Adjustment Statement" shall have the meaning set forth in Article 4.2(c).

      1.2   "Affected Employees" shall have the meaning set forth in Article
            6.1.

      1.3 "Affiliates" shall mean, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.

      1.4   "Agreement" shall have the meaning set forth in the Preamble.

      1.5   "ASC" shall have the meaning set forth in Article 11.9.

      1.6 "Assignment and Assumption Agreement" shall have the meaning set forth in Article 3.1.

      1.7   "Assumed Liabilities" shall have the meaning set forth in
            Article 3.1.

      1.8 "Bond Proceeds Account" shall have the meaning set forth in Article 2.1(l).

      1.9   "Bonding Assets" shall have the meaning set forth in Article 2.1.

      1.10  "Bonding Business" shall have the meaning set forth in the Recitals.

      1.11  "Bonding Operation Costs" shall have the meaning set forth in
            Article 5.1(a).

      1.12  "Books and Records" shall have the meaning set forth in Article
            2.1(i).

      1.13  "CERCLA" shall have the meaning set forth in Article 8.11(b).

      1.14  "Closing" shall have the meaning set forth in Article 7.1.

      1.15  "Closing Date" shall have the meaning set forth in Article 7.1.

      1.16  "COBRA" shall have the meaning set forth in Article 8.17(b).

      1.17  "Code" shall have the meaning set forth in Article 8.17(d).


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      1.18  "Colorado Equipment" shall have the meaning set forth in Article
            2.1(a)(ii).

      1.19 "Colorado Facility" shall have the meaning set forth in the Recitals.

      1.20 "Competitive Business" shall have the meaning set forth in Article 10.5(a).

      1.21  "Completion Cost Adjustment" shall have the meaning set forth in
            Article 5.2(c).

      1.22  "Completion Cost Reconciliation" shall have the meaning set forth in
            Article 5.2(b).

      1.23 "Construction Contracts and Plans" shall have the meaning set forth in Article 5.1(a).

      1.24  "Contracts" shall have the meaning set forth in Article 2.1(a).

      1.25  "Corporate Law" shall have the meaning set forth in Article 8.1.

      1.26 "Current Assets" shall mean the Bonding Assets which are reasonably expected to be converted into cash or sold or consumed within one year.

      1.27 "Current Liabilities" shall mean all accounts payable and all accrued liabilities (excluding current portions of long term debt and all Retained Liabilities) which exist as of the Closing Date and the liquidation of which is reasonably expected to occur within one year, to the extent such payables and liabilities were incurred in the ordinary course of business prior to the Closing Date.

      1.28  "Damages" shall have the meaning set forth in Article 15.1.

      1.29  "DCED" shall have the meaning set forth in Article 2.1(l).

      1.30  "Designated Event" shall have the meaning set forth in Article
            16.1(c).

      1.31  "Deficiency" shall have the meaning set forth in Article 4.2.

      1.32 "Disapproval Notice" shall have the meaning set forth in Article 12.20(a).

      1.33 "Disclosure Schedule(s)" shall mean those schedules, lists, tables, charts and documents relating to Seller, Purchaser, the Bonding Business, the Bonding Assets and the transactions contemplated hereby attached hereto and by reference incorporated herein.

      1.34 "Dunbar Equipment" shall have the meaning set forth in Article 2.1(a)(i).

      1.35 "Dunbar Facility(ies)" shall have the meaning set forth in the Recitals.

      1.36  "Dunbar Mine" shall have the meaning set forth in the Recitals.

      1.37  "Dunbar Sublease" shall have the meaning set forth in Article
            8.6(c).

      1.38 "EBITDA" shall mean, with respect to any period, the operating earnings of the Bonding Business before deduction of interest, tax, depreciation and amortization charges for such period.

      1.39  "Effective Date" shall have the meaning set forth in the Preamble.

      1.40  "Employee Plan" shall have the meaning set forth in Article 8.17(a).

      1.41  "Employees" shall have the meaning set forth in Article 8.17(a).

      1.42 "Environmental Laws" shall have the meaning set forth in Article 8.11(b).

      1.43  "Environmental Liabilities" shall have the meaning set forth in
            Article 3.2(i).

      1.44 "Environmental Reports" shall have the meaning set forth in Article 8.11(a).

      1.45  "ERISA" shall have the meaning set forth in Article 8.18(a).

      1.46  "Escrow Agent" shall have the meaning set forth in Article 4.3.

      1.47  "Escrow Agreement" shall have the meaning set forth in Article 4.3.

      1.48  "Escrow Amount" shall the meaning set forth in Article 4.3.

      1.49  "Excess" shall have the meaning set forth in Article 4.2.

      1.50  "Excluded Assets" shall have the meaning set forth in Article 2.2.

      1.51  "Excluded Colorado Assets" shall have the meaning set forth in
            Article 2.3.

      1.52  "Expenses" shall have the meaning set forth in Article 11.2(a).

      1.53  "Financial Statements" shall have the meaning set forth in Article
            8.4.

      1.54 "GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements referred to in Article 8.4 were, or are to be, prepared.

      1.55 "Governmental Permits" shall have the meaning set forth in Article 8.12.

      1.56 "Governmental Body" shall have the meaning set forth in Article 8.17(e).

      1.57 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

      1.58 "IDB Loan Agreement" shall have the meaning set forth in Article2.1(l).

      1.59  "IDB" shall have the meaning set forth in Article2.1(l).

      1.60 "Indemnified Damages" shall have the meaning set forth in Article 15.3(f).

      1.61 "Indemnified Party" shall have the meaning set forth in Article 15.3(a).

      1.62 "Indemnifying Party" shall have the meaning set forth in Article 15.3(a).

      1.63  "Independent Accountants" shall have the meaning set forth in
            Article 4.2(c).

      1.64 "Inspection Period" shall have the meaning set forth in Article 12.20(c).

      1.65 "Inspection Period Expiration Date" shall have the meaning set forth in Article 12.20(c).

      1.66 "Intellectual Property" shall have the meaning set forth in Article 2.1(d).

      1.67  "Inventory" shall have the meaning set forth in Article 2.1(f).

      1.68 "Knowledge" of a particular fact or other matter with respect to Seller or Purchaser shall be limited to those employees of Seller or Purchaser indicated herein, and will be deemed to exist if:

                  (i) such individual(s) is actually aware of such fact
            or other matter; or

                  (ii) such individual(s) would have been aware of such fact or other matter after a reasonable inquiry regarding the existence of such fact or other matter.


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


            When such terms are used in connection with the knowledge of Purchaser, such knowledge shall mean the knowledge of William Eginton, George Jucha, Jim Hunter, and Tom Montgomery. When such terms are used in connection with the knowledge of Seller such knowledge shall mean the knowledge of Joseph P. Allwein, Richard A. Santa, Steven A.
            Bennetts and Gary S. Burke.

      1.69 "Legal Requirements" shall have the meaning set forth in Article 8.17(e).

      1.70 "Licenses and Permits" shall have the meaning set forth in Article 8.12.

      1.71  "Master Lease" shall have the meaning set forth in Article 12.10.

      1.72 "Material Adverse Effect" shall mean a material adverse effect on the properties, business, financial condition or results of operations of the Bonding Business.

      1.73  "Material Breach" shall have the meaning set forth in Article
            16.1(b).

      1.74  "Material Contracts" shall have the meaning set forth in Article
            8.23.

      1.75  "Mt. Braddock Completion Costs" shall have the meaning set forth in
            Article 5.2(a).

      1.76 "Mt. Braddock Equipment" shall have the meaning set forth in Article 2.1(a)(i).

      1.77 "Mt. Braddock Facility" shall have the meaning set forth in the Recitals.

      1.78 "Neighborhood Assistance Tax Credit" shall have the meaning set forth in Article 2.1(l).

      1.79 "Net Book Value of Bonding Assets" shall mean net book value of the Bonding Assets delivered to Purchaser at Closing.

      1.80 "Net Current Assets" shall mean that amount calculated by subtracting the Current Liabilities from the Current Assets.

      1.81  "Notice of Claim" shall have the meaning set forth in Article
            15.3(a).

      1.82 "Owned Real Property" shall have the meaning set forth in Article 2.1(b)(i).

      1.83  "PADEP" shall have the meaning set forth in Article 12.8.

      1.84 "Pennsylvania Equipment" shall have the meaning set forth in Article 2.1(a)(i).

      1.85 "Pennsylvania Property" shall have the meaning set forth in Article 3.2(m).

      1.86 "Pennsylvania Facilities" shall have the meaning set forth in the Recitals.

      1.87  "Pension Plan" shall have the meaning set forth in Article 8.17(a).

      1.88  "Permitted Encumbrances" shall mean (i) the Assumed Liabilities;
            (ii) liens for taxes not yet due and payable; and (iii) the liens and encumbrances set forth in SCHEDULE 1.79

      1.89  "Pre-Closing Receivables" shall have the meaning set forth in
            Article 11.8.

      1.90  "Purchase Price" shall have the meaning set forth in Article 4.1.

      1.91  "Purchaser" shall have the meaning set forth in the Preamble.

      1.92  "Purchaser Ancillary Documents" shall have the meaning set forth in
            Article 7.2(a)(ix).

      1.93 "Regulated Substances" shall have the meaning set forth in Article 8.11(c).

      1.94  "Repair Expenses" shall have the meaning set forth in Article
            11.5(a).

      1.95 "Required Consents and Approvals" shall have the meaning set forth in Article 12.4.

      1.96  "Retained Liabilities" shall have the meaning set forth in Article
            3.2.

      1.97  "Revised Schedules" shall have the meaning set forth in Article
            11.3.

      1.98  "Sales Materials" shall have the meaning set forth in Article
            2.1(h).

      1.99  "Schedule of Net Current Assets" shall have the meaning set forth in
            Article 4.2(a).

      1.100 "SEC" shall have the meaning set forth in Article 14.3.

      1.101 "Seller" shall have the meaning set forth in the Preamble.

      1.102 "Seller Ancillary Documents" shall have the meaning set forth in
            Article 7.2(b)(xvi).

      1.103 "Survey" shall have the meaning set forth in Article 12.20(b).

      1.104 "Target Employees" shall have the meaning set forth in Article 6.1.

      1.105 "Tax(es)" shall have the meaning set forth in Article 8.7.

      1.106 "Tax Return" shall have the meaning set forth in Article 8.7.

      1.107 "Termination Amount" shall have the meaning set forth in Article 11.2(c).

      1.108 "Termination Fee" shall have the meaning set forth in Article
            11.2(b).

      1.109 "Third Party Claim" shall have the meaning set forth in Article 15.3(b).

      1.110 "Timet Purchase Order" shall have the meaning as set forth in
            Article 11.9.

      1.111 "Timet Titanium" shall have the meaning as set forth in Article
            11.9.


      1.112 "Title Binder" shall have the meaning set forth in Article 12.20(a).

      1.113 "Title Company" shall have the meaning set forth in Article
            12.20(a).

      1.114 "Title Cure Expiration Date" shall have the meaning set forth in
            Article 12.20(a).

      1.115 "Title Objections" shall have the meaning set forth in Article 12.20(a).

      1.116 "Transition Cost Adjustment" shall have the meaning set forth in
            Article 5.1(a).

      1.117 "Transition Period" shall have the meaning set forth in Article 5.1(a).

      1.118 "WARN" shall have the meaning set forth in Article 3.2(j).

      1.119 "Warranty Claims" shall have the meaning set forth in Article 11.5.

      1.120 "Welfare Plan" shall have the meaning set forth in Article 8.17(a).

                                    ARTICLE 2
                                 BONDING ASSETS

      2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, for the Purchase Price free and clear of all mortgages, liens, charges, security interests, claims or other encumbrances, except for Permitted Encumbrances, the following assets of the Seller, to the extent such assets are primarily related to (rather than generally to the Seller), used in or reasonably necessary for the Bonding Business as presently conducted by the Seller, but excluding all Excluded Assets (collectively, the "BONDING ASSETS"):

            (a)   MACHINERY AND EQUIPMENT.

                  (i) All buildings, supplies, furniture and furnishings, machinery, equipment, tooling, dies, jigs, molds, patterns, replacement parts and accessories, leasehold improvements that do not constitute real property, trucks, vans, automobiles and other titled vehicles, owned or leased by Seller that are reflected in the current budget for, or located at, the Mt. Braddock Facility (the "MT. BRADDOCK EQUIPMENT") or located at the Dunbar Facility (the "DUNBAR EQUIPMENT" (which, together with Mt. Braddock Equipment is referred to herein as the "PENNSYLVANIA EQUIPMENT") including the items listed in SCHEDULE 2.1(a)(i); and

                  (ii) Certain machinery, equipment, supplies, furniture and furnishings, machinery, tooling, dies, jigs, molds, patterns, replacement parts and accessories, and leasehold improvements that do not constitute real property, owned or leased by Seller, located at the Colorado Facility, and being more fully described in SCHEDULE 2.1(a)(ii) attached hereto (the "COLORADO EQUIPMENT").

            (b)   REAL PROPERTY.

                  (i) Real property owned by Seller in Mt. Braddock, PA, consisting of land, buildings and any leasehold improvements that constitute real property, with an address of 1138 Industrial Park, Mt. Braddock, Pennsylvania 15465, all as more particularly described in SCHEDULE 2.1(b)(i) (the "OWNED REAL PROPERTY").

                  (ii) Seller's leasehold interest in the Dunbar Facilities more particularly described in SCHEDULE 2.1(b)(ii) and all of Seller's leasehold improvements that constitute real property and which are located at the Dunbar Facilities.

            (c)   BUSINESS SYSTEMS.  As set forth on SCHEDULE 2.1(c):

                  (i) Certain computer hardware, software and network servers owned by the Seller together with all program processes relating to such items;

                  (ii) All versions of the source and object code for the items listed in (c)(i) above, together with all maintenance and user documentation;

                  (iii) All testing data and all other documents related to the items listed in (c)(i); and

                  (iv) All product configuration, order entry, purchasing, manufacturing, invoicing and accounting software and systems and related records and equipment.

             (d) INTELLECTUAL PROPERTY. All of Seller's right, title and interest in and to, the following assets as listed and described on
      SCHEDULE 2.1(d) (collectively referred to hereafter as the "INTELLECTUAL PROPERTY") including without limitation the right to sue for and collect damages resulting from infringement of any of the Intellectual Property before the Closing Date and the right to collect any royalties to be paid after the Closing Date resulting from a license agreement of any of the Intellectual Property signed on or before the Closing Date:

                        (i) the United States and foreign patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice);

                        (ii) all registered and unregistered statutory and common law trademarks, service marks, logos, copyrights, trade dress, trade names, including, without limitation, the registered trademarks DETACLAD(R) and DETACOUPLE(R) and the common law trademaRk DYNACLAD(TM);

                        (iii) all registrations, applications and reissues, reexaminations and renewals for any of the foregoing;

                        (iv) all formulae, inventions, proprietary rights, trade secrets, customer and supplier lists, sales data, know-how, manuals, designs, blueprints, specifications, drawings, engineering reports, test data and reports, processing and performance standards, production methods, technical and computer data, mask works and all records thereof;

                        (v) All other confidential information and proprietary rights; and

                        (vi) All license agreements, sublicense agreements assignment and confidentiality agreements to and from third parties relating to any of the foregoing.

            (e) CONTRACTS. Subject to Article 10.3, all of the rights and benefits accruing to the Seller as of the Closing Date under all contracts, agreements, commitments, indentures, leases, including the Dunbar Sublease, purchase orders, instruments and other agreements of Seller as set forth in SCHEDULE 2.1(e) (the "CONTRACTS").

            (f) INVENTORY. All items of inventories and supplies, wherever located, including, without limitation, raw material, stores, tools, work-in-process, semi-finished product, finished product, supplies, spare parts, samples, models, office supplies, production supplies, packaging materials and other miscellaneous supplies owned by the Seller (the "INVENTORY").

            (g) CLAIMS. All claims against any employees or third parties that are primarily related to the Bonding Business rather than generally to the Seller, including, without limitation, unliquidated rights under any manufacturers' and vendors' warranties or guarantees.

            (h) MARKETING DOCUMENTS AND MATERIALS. All catalogues, brochures, sales literature, advertising and promotional materials, customer and supplier lists, confidential and other marketing information, price lists and information, sales history and information, sales aids and other selling material relating primarily to the products manufactured and services provided by the Bonding Business rather than generally to the Seller (the "SALES MATERIALS") subject to Seller's continuing right to maintain copies of the supplier lists for use in connection with its other businesses.

            (i) BOOKS AND RECORDS. To the extent not required to be maintained by Seller by law or by Seller's internal document retention policies, originals or true copies of all operating data and records, whether printed or electronic, customer lists, financial accounting and credit reports, personnel files of Affected Employees, records pertaining to suppliers and distributors, correspondence, budgets and all other files, documents and records of or pertaining to the Bonding Business or the Bonding Assets (the "BOOKS AND RECORDS") subject to Seller's continuing right to reasonable access to such books and records if required for use by Seller in the operation of its business;

            (j) LICENSES AND PERMITS. All transferable Licenses and Permits owned, possessed, granted to or used by the Seller in connection with the Bonding Business;

            (k) TELEPHONE AND FACSIMILE NUMBERS. Seller's rights to those telephone and facsimile numbers set forth in SCHEDULE 2.1(k);

            (l) BENEFITS ASSOCIATED WITH GOVERNMENTAL GRANTS AND INCENTIVES. If assumed by Purchaser hereunder, all of Seller's right, title and interest in any funds, grants, incentives and other benefits associated with the Loan Agreement between the Seller and Fayette County Industrial Development Authority, dated as of September 1, 1998 (the "IDB LOAN AGREEMENT"), executed in connection with the Fayette County Industrial Development Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 (Dynamic Materials Corporation Project) (the "IDB") including, without limitation, Seller's segregated bond proceeds account as provided for in the IDB Loan Agreement and all cash, securities or other items credited thereto inclusive of any interest accrued thereon through and including the Closing Date (the "BOND PROCEEDS ACCOUNT") and any other governmental grant, tax credit or incentive (financial or otherwise) or agreement as may be assumed by Purchaser hereunder, including, without limitation, those funds granted from the Commonwealth of Pennsylvania Department of Community and Economic Development (the "DCED") for installation of a ventilation system in the Dunbar Mine and for job training and the $250,000 tax credit approved under the Neighborhood Assistance Program/Enterprise Zone Tax Credit Program
      (the "NEIGHBORHOOD ASSISTANCE TAX CREDIT") to the extent that any of the funds, credits, grants, incentives or other benefits referred to in this Article 2.1(l) become due or available on or after the Closing Date, and are assignable by Seller.

            (m) GOODWILL. The goodwill and going concern value of the Bonding Business.

      2.2 EXCLUDED ASSETS. Notwithstanding anything expressed or implied to the contrary in Article 2.1, the following properties, assets and rights used in or related to Seller's operation of the Bonding Business, are excluded from the Bonding Assets that are being conveyed to the Purchaser (collectively referred to herein as the "EXCLUDED ASSETS").

            (a)   All Accounts Receivable of the Bonding Business;

            (b) Cash on hand or in banks or other depositories, including investments except for the Bond Proceeds Account;

            (c) All refunds or other reimbursements relating to prepaid taxes, expense and advances;

            (d) Taxes withheld by Seller from its employees' salaries and wages, and other taxes of Seller incurred by it as an employer or as a vendor, which Seller is obligated to pay;

            (e)   Agreements, as follows:

                  (i) Subject to Article 10.3, those non-assignable contracts set forth in SCHEDULE 2.2(e)(i) to the extent that Seller is unable to obtain the required consent to the assignment thereof ; and

                  (ii) the assignable contracts set forth on SCHEDULE 2.2(e)(i) attached hereto;

            (f) The Colorado Facility and all real property owned or leased by Seller in Colorado;

            (g) The vehicles, trucks, vans and other titled vehicles located at the Colorado Facility;

            (h) The office equipment, furniture and fixtures, office supplies, and related equipment at the Colorado Facility;

            (i)   Insurance policies;

            (j) Causes of action or claims of Seller against third parties, whether known or unknown on the Closing Date, which may arise solely in connection with the Excluded Assets;

            (k) Except for those items identified in SCHEDULE 2.1(c), computer hardware and software systems of Seller, including without limitation, any network equipment and software, order entry, invoicing and similar corporate information systems and related equipment;

            (l) Except when the following terms are used by Purchaser to indicate that certain products, processes, or services relating to the Bonding Business were previously provided by Seller, rights to the following trademarks and service marks:

                  (i)  "Dynamic Materials Corporation"

                  (ii) "DMC";

            (m) The computer hardware and software systems of Seller, including without limitation, any network equipment and software not listed or described in SCHEDULE 2.1(c).

            (n) The machinery and equipment located at the Colorado Facility as set forth on SCHEDULE 2.2(n).


      2.3 SALE OF EXCLUDED COLORADO ASSETS. Seller and Purchaser acknowledge that Purchaser may have interest in acquiring certain of the excluded assets set forth in SCHEDULE 2.2(n) (collectively the "EXCLUDED COLORADO ASSETS"). Not less than 10 days prior to Closing, Purchaser shall prepare and deliver to Seller
SCHEDULE 2.3 which shall set forth any Excluded Colorado Assets that Purchaser desires to acquire from Seller. At Closing, Seller agrees to sell, convey transfer, assign and deliver to the Purchaser those Excluded Colorado Assets identified and requested by Purchaser in exchange for an adjustment to the Purchase Price in the aggregate amount of the fair market value of such Excluded Colorado Assets as provided in Article 4.2(b)(iii); provided however, that if the parties can not agree as to the fair market value of such Excluded Colorado Assets then such Excluded Colorado Assets shall be valued at their book value.

                                    ARTICLE 3
                             ASSUMPTION OF LIABILITY

      3.1 ASSUMED LIABILITIES. As partial consideration for the sale of the Bonding Assets hereunder, the Purchaser and the Seller shall execute and deliver at the Closing an assignment agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), pursuant to which the Seller shall assign to the Purchaser, and the Purchaser shall assume and agree to pay, perform and discharge when due the following (collectively, the "Assumed Liabilities"):

            (a) CURRENT LIABILITIES. The Current Liabilities of Seller relating to the Bonding Assets and set forth on or reserved against the Statement of Net Current Assets; and

            (b) LIABILITIES UNDER ASSIGNED CONTRACTS. The obligations of Seller under all Contracts to the extent such obligations (i) do not result from any breach or default by Seller occurring prior to the Closing and (ii) arise and are to be performed pursuant to the terms of such contract after the Closing Date.

      3.2 RETAINED LIABILITIES. Notwithstanding any other provision of this Agreement to the contrary, the Seller shall retain, and the Purchaser shall not assume or be liable for, any of the obligations or liabilities of the Seller not set forth in Article 3.1 (collectively, the "RETAINED LIABILITIES"), which Retained Liabilities shall include, without limitation:

            (a) OBLIGATIONS UNDER THIS AGREEMENT. Any claims against, liabilities or obligations of the Seller of any kind or nature, arising under this Agreement;

            (b) PRE-CLOSING OPERATIONS. Except as otherwise expressly provided to the contrary in this Agreement, all of the Seller's liabilities, obligations, damages, losses, expenses, demands, claims, judgments, actions or causes of action of any kind, whenever made, whether absolute, contingent, accrued or otherwise, relating to, arising out of or incurred in connection with any matter (including, the ownership of the Bonding Assets or the conduct of the Bonding Business by the Seller) on or prior to the Closing Date;

            (c) PRODUCT LIABILITY OBLIGATIONS. All claims, liabilities and obligations of any kind or nature arising with respect to services provided or products manufactured by the Seller prior to the Closing Date, including, without limitation, claims, liabilities and obligations for personal injury arising out of or related to services provided or products manufactured by the Seller on or prior to the Closing Date;

            (c) WARRANTY CLAIMS. Seller's obligations for Warranty Claims as provided in Article 11.3.

            (e) MT. BRADDOCK COMPLETION COSTS. Seller's obligation for Mt. Braddock Completion Costs as provided in Article 5.2, including any obligations under the Construction Contracts and Plans except to the that Purchaser assumes the IBD and obtains control of the Bond proceeds Account, in which event Seller shall only retain liability for any cost overruns associated with the completion of the Mt. Braddock Facility.

            (f) LITIGATION. Any claims against, liabilities or obligations of the Seller relating to, arising out of or incurred in connection with any litigation, arbitration or other adversarial proceeding in which the Seller is a party or otherwise involved on or prior to the Closing Date, including, without limitation, the matters set forth in SCHEDULE 3.2(f);

            (g) LIABILITY RELATED TO EXCLUDED ASSETS. Any claims, liabilities or obligations of the Seller relating to, arising out of or incurred in connection with the Excluded Assets;

            (h) TAXES. Any amounts due in respect of any Taxes imposed with respect to any taxable period of the Seller or the Bonding Business ending on or prior to the Closing Date or relating to, arising out of or incurred in connection with the operations of the Bonding Business or the ownership of the Bonding Assets on or prior to the Closing Date, including any Taxes asserted against the Seller, the Bonding Business or the Bonding Assets by reason of its or their inclusion in any consolidated, combined or unitary Tax Return, but excluding any Taxes accrued or reserved for on the Statement of Net Current Assets;

            (i) ENVIRONMENTAL LIABILITIES. Any liabilities arising out of violations of any Environmental Laws occurring on or prior to the Closing Date ("ENVIRONMENTAL LIABILITIES");

            (j) EMPLOYEE AND EMPLOYEE PLAN LIABILITY. Any claims, liabilities or obligations of the Seller under any Employee Plan, employment contracts, statute, ordinance or regulation including, but not limited to, any obligations or liability under the Worker Adjustment and Retraining Notification Act (WARN) associated with Seller's closure of its Colorado Facility, or any other claims, liabilities or obligations of any kind to employees or former (whether by reason of retirement or other termination of employment) employees of the Bonding Business that relate to periods of employment through and including the Closing Date or arise in connection with the sale of the Bonding Assets hereunder;

            (k) DEBTS. All indebtedness of Seller for borrowed money except to the extent provided otherwise herein;

            (l) PRIOR BREACHES. All obligations of Seller to pay money damages for any breaches of, or defaults under, contracts, agreements or commitments prior to the Closing including contracts assigned to Purchaser hereunder;

            (m) MECHANICS' LIENS Mechanics' and materialmen's liens and claims of any kind or type, as well as any other statutory liens or claims permitted by applicable law, filed or maintained by any contractor, subcontractor, vendor, supplier or any other person or party, including anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, against the Owned Real Property and Dunbar Facilities ("collectively referred to herein as the "PENNSYLVANIA PROPERTY").

                                    ARTICLE 4
                                 PURCHASE PRICE

      4.1 PURCHASE PRICE. Subject to adjustment pursuant to Article 4.2, in reliance on the representations and warranties of the Seller hereunder and in consideration of the Seller's sale, conveyance, transfer, assignment and delivery of the Bonding Assets to the Purchaser and the other undertakings of Seller hereunder, the Purchaser agrees to pay to or for the account of Seller (or to the Escrow Agent pursuant to Article 4.3) at the Closing aggregate consideration in the amount of $17,000,000 less the amount of the liability assumed by Purchaser under the IDB Loan Agreement, without interest or penalty (the "PURCHASE PRICE").

      4.2   PURCHASE PRICE ADJUSTMENT.

            (a) No later than ten (10) days prior to the Closing, Seller shall prepare a schedule, which shall be annexed hereto as SCHEDULE 4.2, that sets forth an estimate of the Current Assets and Current Liabilities together with a calculation of the estimated value of the Net Current Assets as of the Closing Date (the "SCHEDULE OF NET CURRENT ASSETS"). Seller agrees that, to the extent possible, all components of the Schedule of Net Current Assets shall be prepared in accordance with GAAP. If Purchaser disputes the correctness or completeness of the Schedule of Net Current Assets, Purchaser shall notify Seller in writing of its objections and its basis therefore within ten (10) business days of its receipt of the Schedule of Net Assets. If any disputes cannot be resolved within ten
      (10) business days after notice of such objection being received by Seller, Seller and Purchaser shall promptly submit the matter to the Independent Accountants for resolution.

            (b)   At the Closing, the Purchase Price will be:

                  (i) decreased by the amount by which the unpaid and
            anticipated post-closing Mt. Braddock Completion Costs indicated on the Completion Cost Reconciliation (as defined in Article 5.2(a)) exceed the balance remaining in the Bond Proceeds Account and transferred to Purchaser hereunder, or increased by the amount by which the balance remaining in the Bond Proceeds Account exceeds the amount of the unpaid and anticipated post-closing Mt. Braddock Completion Costs indicated on the Completion Cost Reconciliation;

                  (ii) increased by the amount that the estimate of Net
            Current Assets indicated on the Schedule of Net Current Assets is more than $3,861,313 (such amount hereafter referred to as the "EXCESS") or decreased by the amount that the estimate of Net Current Assets indicated on the Schedule of Net Current Assets is less than $3,861,313 (such amount hereafter referred to as the "DEFICIENCY");

                  (iii) increased by an amount for any Excluded Colorado
            Equipment as provided in and pursuant to Article 2.3 and the book value of the Caterpiller Model 924F Front End Loader, SN #5NN00743, acquired for the Dunbar Facility;

                  (iv) subject to Article 11.9, decreased by an amount equal to the difference between the price of the Timet Titanium reflected in the Timet Purchase Order and the estimated net realizable value of the Timet Titanium to Purchaser as of the Closing Date (it being agreed by the parties that in determining such net realizable value no consideration will be given to the possible sale of the Timet Titanium in anticipation of the ASC order to either an existing or potential competitor of Seller or Purchaser for the ASC order); and

                  (v) decreased by the amount of actual or estimated Damages or dimunition in value to either Purchaser or the Bonding Business (as agreed to by Seller and Purchaser), as a result of each of the matters set forth in SCHEDULE 4.2(b)(v).

            (c) Within 60 days after the Closing Date, Purchaser shall recompute any Excess or Deficiency as of the Closing Date using the Schedule of Net Current Assets. Should there be a difference between the recomputed Excess or Deficiency and the amount of the adjustment to the Purchase Price paid at Closing pursuant to Article 4.2(a), Purchaser shall, within such 60 day period, provide notice to Seller thereof in writing and set forth in such notice reasonable detail of Purchaser's recomputed adjustment amount on a Statement of Adjustment in a form agreeable to the parties (the "ADJUSTMENT STATEMENT"). Seller shall have thirty (30) days from its receipt of the Adjustment Statement to submit its written objection to Purchaser's recomputed adjustment calculation as indicated on the Adjustment Statement. If Seller does not make any objection within that period, the Adjustment Statement shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Purchase Price pursuant to Article 4.2(b) and shall be binding on both Purchaser and Seller. If Seller submits its written objection to any calculation on the Adjustment Statement, the parties shall immediately make available to each other such books and records as are relevant to such disagreement and are in the possession of each of them, and the parties shall attempt in good faith to resolve such disagreement and mutually determine the correct calculation. If the parties are unable to resolve Seller's objection within fourteen (14) days following Seller's submission of its objection to Purchaser, they shall refer the dispute to a representative of a firm of independent public accountants of recognized national standing designated by Seller and Purchaser (the "INDEPENDENT ACCOUNTANTS").

            (d) The Independent Accountants shall review the calculation to which Seller objected, and shall resolve all objections as soon as practicable, but no later than fourteen (14) days after the Independent Accountants shall have received all information that the Independent Accountants may have reasonably requested from Seller and Purchaser regarding the objection. The Adjustment Statement, upon modification or approval by the Independent Accountants, shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Purchase Price, and shall be binding on the parties to this Agreement. Seller and Purchaser shall each pay one-half of the Independent Accountants' fees and expenses in resolving any such objection.

            (e) The adjustment to the Purchase Price, if any, shall be based on the final determination of any Excess or Deficiency as determined by Seller and Purchaser or the Independent Accountants. In the case of an Excess, if the final amount of the Excess is greater than the Excess determined and paid by Purchaser at Closing, then Purchaser shall immediately deliver to Seller, in cash by wire transfer or certified funds, the additional amount of the Purchase Price due to Seller as provided in Article 4.2(b)(ii) and any interest accrued thereon from the Closing Date. In the case of a Deficiency, if the final amount of the Deficiency is greater than the Deficiency determined and credited to Purchaser at Closing, then Seller shall pay to Purchaser in cash by wire transfer or certified funds, the amount of the Purchase Price due to Purchaser as provided in Article 4.2(b)(ii) and any interest accrued thereon from the Closing Date. Any adjustment required to be made under this Article 4.2 to the amount of Purchase Price shall not accrue interest for the first 75 days from the Closing, and thereafter interest shall accrue at a rate of eight percent (8%) per annum.

      4.3 ESCROW AGREEMENT. Pursuant to an Escrow Agreement to be entered into among Purchaser, Seller and First Union National Bank (the "ESCROW AGENT") in substantially the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"), the Purchaser shall deliver $1,500,000 of the Purchase Price to the Escrow Agent at the Closing. Such monies, together with all interest accrued thereon, are hereinafter referred to as the "ESCROW AMOUNT." Any accrued interest on the Escrow Amount shall be disbursed to Seller or Purchaser pursuant to the terms of the ESCROW AGREEMENT in the same proportion as the original escrow deposit is disbursed to Seller and Purchaser. Seller and Purchaser agree that each will execute and deliver such instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Amount to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement. Seller and Purchaser shall each pay one-half of the Escrow Agent's fees and expenses.

      4.4 ALLOCATION OF CONSIDERATION. The allocation of consideration paid by Purchaser for the Bonding Assets shall be preliminarily allocated as determined by Purchaser as of Closing and approved by Seller, which approval shall not be unreasonably withheld or delayed. A final allocation shall be made jointly by Purchaser and Seller within 90 days after the Closing. Purchaser and Seller hereby affirm that they shall each adhere to any such allocation for the purposes of all tax returns filed by them subsequent to such date, including the determination by Seller of taxable gain or loss on the sale of the Bonding Assets and the determination by Purchaser of the tax basis of the Bonding Assets, for the purposes of all financial statements and in all other circumstances.

      4.5 SALES, TRANSFER AND USE TAXES. The Purchaser and the Seller agree to share equally any and all sales, transfer or use tax due with regard to, the transfer of the Bonding Assets, the Owned Real Property and the Dunbar Sublease, as contemplated hereunder.

                                    ARTICLE 5
                               TRANSITION MATTERS

      5.1   TRANSITION COST ADJUSTMENT.

            (a) Purchaser acknowledges that Seller is currently in the process of completing the construction of the Mt. Braddock Facility. In that regard, Seller has warranted to Purchaser that during the Transition Period (as defined below) the profit margin of the Bonding Business (defined as EBITDA percentages of sales) shall not be lower than the historical EBITDA margin of the Bonding Business as determined and reported in the historical internal financial information of the Bonding Business which has been provided to Purchaser as part of its due diligence review of the Bonding Assets. Seller and Purchaser agree that should the Bonding Operation Costs during the Transition Period exceed a cost level that would have enabled the Bonding Business to generate an EBITDA level of 11.0% then, subject to the provisions of the Escrow Agreement, Purchaser shall be entitled to payment of an amount from the Escrow Amount representing the difference between the cost level for the Transition Period and that cost level that would have enabled the Bonding Business to achieve an EBITDA level of 11% (the "TRANSITION COST ADJUSTMENT"); provided, however, that in calculating whether the 11% EBITDA level has been met, Purchaser shall be required to employ pricing practices during the Transition Period that are consistent with the pricing practices of the Bonding Business during the 12 months immediately prior to the Effective Date. As used in this Agreement, "BONDING OPERATION COSTS" shall mean with respect to the operation of the Bonding Assets, all costs incurred in operating the Bonding Business, including, but not limited to direct labor costs, subcontract services costs (including, without limitation, corporate information technology expenses allocable to the operation of the Bonding Assets) arising out of the operation of the Bonding Assets. "TRANSITION PERIOD" shall mean the period of time from the Closing Date through the date the Purchaser and Seller agree that (i) construction of the Mt. Braddock Facility has been satisfactorily completed in accordance with the applicable contracts and plans as set forth in SCHEDULE 5.1(a) (to be delivered prior to Closing) (the "CONSTRUCTION CONTRACTS AND PLANS"), and (ii) the Pennsylvania Equipment, relocated Colorado Equipment and all other equipment, machinery and systems necessary to fully operate the Bonding Business (with the exception of the Colorado Press) have been installed, tested and are operating satisfactorily. If Purchaser and Seller are unable to agree as to whether the requirements of (i) and (ii) of the preceding sentence have been satisfied, then Purchaser and Seller shall retain a mutually agreeable independent third party to make such determination. Purchaser and Seller shall each pay one-half the cost of any such third-party.

            (b) As soon as practicable and in any event within 60 days after the termination of the Transition Period, Purchaser shall deliver to Seller its written calculation (and applicable work papers) of the Bonding Operation
      Costs for the Transition Period, which costs shall be calculated in a manner consistent with the terms of Article 5.1(a) hereof and Seller's historical practice for calculating such costs. Seller shall have 30 days to review such calculation and submit any suggested changes in writing to Purchaser. If any such changes are timely submitted, and the Purchaser and Seller are unable, within 30 days of Purchaser's receipt of Seller's proposed changes, to resolve any differences they may have with respect to Purchaser's calculation of the Bonding Operation Costs for the Transition Period, the issue shall be forthwith submitted to the Independent Accountants for resolution. Purchaser and Seller shall each be entitled to submit to the Independent Accountants a written statement which sets forth their respective proposed calculation of the Bonding Operation Costs during the Transition Period, which calculation shall conform to the terms of this Agreement and the past accounting practices of Seller in this regard. The Independent Accountants shall determine the amount of the Bonding Operation Costs for the Transition Period, and their calculation shall be binding on the parties. Purchaser and Seller shall share equally the costs and expenses of the Independent Accountants.

      5.2   COMPLETION COSTS.

            (a) Seller shall be solely responsible for completing the Mt. Braddock Facility and the Mt. Braddock Completion Costs including, without limitation, any cost overruns that exceed the current budget for the Mt. Braddock Facility to the extent that such Mt. Braddock Completion Costs exceed the amount in the Bond Proceeds Account as of the Closing Date plus the amount of any adjustment pursuant to Article 4.2(b)(i). Attached hereto as SCHEDULE 5.2(a) is the current budget for the completion of the Mt. Braddock Facility. As used in this Article 5.2, "MT. BRADDOCK COMPLETION COSTS" shall mean the actual costs, whether budgeted or not, associated with construction, testing and certification of the Mt. Braddock Facility including all costs associated with the refurbishment, relocation, testing, certification and installation of the Colorado Equipment and the Pennsylvania Equipment and any other costs incurred by either Purchaser or Seller to complete the Mt. Braddock Facility to Purchaser's reasonable satisfaction in accordance with the design and specifications for the Mt. Braddock Facility from and after the Closing Date, including the cost of services performed or equipment delivered in connection therewith as of the Closing Date but for which no invoice has been delivered to Seller as of the Closing Date. The Mt. Braddock Completion Costs shall not include any costs or expenses that arise after the Closing Date in connection with any change orders or modifications submitted by Purchaser with respect to the completion of the Mt. Braddock Facility that are not included in the specifications for the Mt. Braddock Facility and that are not contemplated by the budget set forth in SCHEDULE 5.2(a).

            (b) In conjunction with the Schedule of Net Current Assets to be prepared jointly by Seller and Purchaser as provided in Article 4.2(b)(i), but in no event less than 10 days prior to the Closing Date, Seller shall prepare a status report of the construction of the Mt. Braddock Facility which sets forth the year to date spending on construction of the Mt. Braddock Facility together with an estimate of the post-closing completion costs of the Mt. Braddock Facility as of the Closing Date (the "COMPLETION
      COST RECONCILIATION"). The Completion Cost Reconciliation shall include, without limitation, the estimated amount of the unpaid and anticipated costs and expenses associated with completion of the Mt. Braddock Facility as of the Closing Date, the amount due for services and equipment that have been performed or delivered but not yet billed to Seller as well as the estimated amount for services and equipment expected to be performed or delivered post-closing in the completion of the Mt. Braddock Facility. Prior to the Closing Date, the parties agree that the Completion Cost Reconciliation shall be attached hereto as SCHEDULE 5.2(b).

            (c) Within 30 days following termination of the Transition Period, Purchaser shall submit to Seller a revised estimate of post closing Mt. Braddock Completion Costs. If Purchaser's revised estimate of post closing Mt. Braddock Completion Costs exceeds the estimate of post closing Mt. Braddock Completion Costs set forth in the Completion Cost Reconciliation, Purchaser shall be entitled to recover such excess amount from the Escrow Amount pursuant to the terms of the Escrow Agreement (the "COMPLETION COST ADJUSTMENT"). If Seller provides Purchaser with its written notice of dispute regarding Purchaser's calculation of the Post Closing Mt. Braddock Completion Costs within 15 days after receipt by Seller of such calculations, Purchaser and Seller shall forthwith meet in an effort to resolve such differences. If the parties are unable to resolve such determination of the appropriate amount of the Post Closing Mt. Braddock Completion Costs, the parties shall submit such calculation to the Independent Accounts who shall conclusively determine the amount of the Post Closing Mt. Braddock Completion Costs and whether any adjustment from the Escrow Amount is due Purchaser hereunder. Purchaser and Seller shall share equally the costs of the Independent Accounts in this determination. Notwithstanding anything to the contrary provided herein, Seller's liability for the Mt. Braddock Completion Costs shall not be limited to the Escrow Amount.

            (d) Seller acknowledges having received a grant of funds from the DCED that was to be applied towards the installation of a mine ventilation system at the Dunbar Facility and that it has been awarded a separate job training grant from the DCED for which it has yet to receive any funds. Seller agrees to use its reasonable best efforts to transfer and deliver to Purchaser at the Closing any unspent funds and unused tax credits received from or through the DCED at no cost to Purchaser.

            (e) Seller shall be responsible for assuring that at the time of Closing the Mt. Braddock Facility complies with all applicable laws, ordinances, rules and regulations, including, without limitation, all applicable fire, building, plumbing, electrical, health and safety codes, and for the cost of all work, construction and installations which may be required by reason of any notice or communication issued prior to or subsequent to Closing, citing any violation thereof, or any deficiency in Seller's construction. If the closing occurs prior to the completion of the Mt. Braddock Facility, Purchaser shall provide Seller and its authorized agents reasonable access to the Mt. Braddock Facility as may be required for Seller to satisfy its obligations hereunder. Notwithstanding anything to the contrary provided herein, the provisions of this Article 5.2(e) shall expressly survive Closing.

      5.3 EQUIPMENT RELOCATION COSTS. Seller shall coordinate and pay for the costs of the dismantling, transporting, re-installation and refurbishment of the Colorado Equipment including, but not limited to, refurbishment and transportation of the Colorado Press, to the Mt. Braddock Facility. Seller shall be responsible for all costs and bear all risk of loss for the Bonding Assets through the Closing Date.

      5.4 TRANSITION SERVICES. For a period of up to six months after the Closing Date, Seller shall provide to Purchaser up to forty (40) hours per week of information systems support services for the Visual Manufacturing and Paragraphix systems, as well as wide area and local network support services as described on SCHEDULE 5.4. Subject to the availability of qualified personnel employed by Seller, Seller agrees to provide such services in a manner consistent with the manner in which such services were provided by the Seller to the Bonding Business prior to the sale. In consideration for such services, the Purchaser shall pay to the Seller the amounts set forth on SCHEDULE 5.4.


                                    ARTICLE 6
                                    EMPLOYEES

      6.1 AFFECTED AND TARGET EMPLOYEES. Not less than 15 days prior to Closing, Purchaser shall identify in a schedule to be attached hereto as
SCHEDULE 6.1, those employees of Seller to whom Purchaser, subject to its satisfactory completion of an employment interview, intends to offer employment ("Target Employees"). Seller agrees to inform the Target Employees of Purchaser's interest in offering them employment and to grant permission to the Target Employees to speak with Purchaser regarding possible employment. "Affected Employees" shall mean employees of Seller, if any, who are employed by Purchaser immediately after the Closing.

      6.2 VESTING OF AFFECTED EMPLOYEES. Effective as of the Closing Date, Seller shall cause all Affected Employees to be 100% vested in all of their accounts under the Seller's 401(k) defined contribution plan. As soon as practicable following the Closing Date, Seller shall provide the Affected Employees with such forms and materials as are required to enable the Affected Employees to roll over (by a direct rollover or otherwise) their account balances (including, if applicable, the outstanding balances of any participant loans) to Purchaser's 401(k) defined contribution plan. Seller shall cooperate, and shall cause its plan trustee and plan administrator to cooperate, with Purchaser in order to effect the foregoing.

      6.3 RETAINED RESPONSIBILITIES. Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Seller's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Seller, which claims are caused by events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Purchaser of any such employees after the Closing Date.

      6.4 PAYROLL TAX. Seller agrees to discontinue payroll tax reporting with respect to the Affected Employees and to forward to the proper federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for salaries, wages and other compensation paid through the Closing Date. Except as set forth in this Agreement, Purchaser shall be responsible for all payroll and payroll tax obligations with respect to employment compensation accruing after the Closing Date for Affected Employees.

      6.5 TERMINATION BENEFITS. Purchaser shall be solely responsible for, and shall pay or cause to be paid, the severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits after the Closing; provided, however, that Seller shall be solely responsible for, and shall pay, or cause to be paid, severance payments and other termination benefits (including any obligations regarding the vesting of Seller's stock options) pursuant to an employment agreement to be executed between Seller and John Knoll in a form agreeable to Seller and John Knoll. In particular and without limiting the foregoing, Purchaser shall specifically assume all obligations and duties under an employment agreement to be executed between the Seller and Gary Burke (except with respect to any obligations regarding the vesting of Seller's stock options) in a form agreeable to Seller, Purchaser and Gary Burke.

      6.6 MOVING EXPENSES. Seller shall be responsible for any and all moving expenses of those Affected Employees identified by Seller on SCHEDULE 6.6 incurred with respect to such employees' relocation to the Mt. Braddock Facility. Purchaser shall be responsible for any and all moving expenses of those Affected Employees not identified by Seller on SCHEDULE 6.6.


                                    ARTICLE 7
                                     CLOSING

      7.1   CLOSING DATE. The closing of the transactions provided for in
Article 2 (the "CLOSING") shall take place, at the offices of Davis, Graham & Stubbs LLP, 4410 Arapahoe Avenue, Suite 200, Boulder, Colorado, on such date, as agreed to by Seller and Purchaser, identified as occurring as soon as reasonably possible following, but in no event more than fifteen (15) days after, Seller's notification to Purchaser that all of the conditions provided in Article 12 have been satisfied (the "CLOSING DATE"), or such other place, time and date as the parties may agree. Notwithstanding the foregoing, the effective time of the closing of the sale and purchase of the Bonding Assets pursuant to this Agreement shall be deemed to have occurred at 11:59 p.m., Eastern Standard Time, on the Closing Date.

      7.2 ACTIONS AT CLOSING. At the Closing, in order to consummate the transactions contemplated by this Agreement, each of the following actions shall occur:

            (a) PERFORMANCE BY PURCHASER. At the Closing (unless delivered previously), Purchaser shall duly execute (where applicable) and deliver, or cause to be executed and delivered, to Seller the following:

                  (i) The Purchase Price by wire transfer of immediately available funds to the accounts set forth in SCHEDULE 7.2(a)(i), subject to adjustment in accordance with Articles 4 and 5;

                  (ii) An opinion of Donna F. Winquist, Corporate Counsel to Purchaser, in a form agreeable to the parties;

                  (iii) Satisfactory evidence of any approval of any regulatory authorities whose approvals to the transactions contemplated by this Agreement are required by law;

                  (iv) A certified copy of resolutions of Purchaser's Board approving the transactions contemplated by this Agreement as required by applicable law, Purchaser's Certificate of Incorporation and Bylaws, or any other applicable instrument;

                  (v) Such other evidence of the performance of all covenants required of Purchaser by this Agreement at or before the Closing, as Seller or its counsel may reasonably require;

                  (vi)   The Assignment and Assumption Agreement;

                  (vii) Purchaser shall have delivered to Seller and Escrow Agent the duly executed Escrow Agreement;

                  (viii) A certificate executed by an officer of Purchaser,
            dated as of the Closing Date, in a form agreeable to the parties;

                  (ix) Each of the documents and instruments to be executed and delivered by Purchaser pursuant to this Agreement (the "PURCHASER ANCILLARY DOCUMENTS"); and

                  (x) All other previously undelivered documents, instruments and certificates as the Seller or its counsel may reasonably request.

            (b) PERFORMANCE BY SELLER. At the Closing (unless delivered previously), Seller shall duly execute and deliver, or cause to be executed and delivered, to Purchaser the following:

                  (i)    The Bill of Sale;

                  (ii)   The Assignment and Assumption Agreement;

                  (iii)  The waivers, consents and approvals contemplated by
            Article 12.4 that Seller has obtained as of the Closing;

                  (iv) An opinion of Davis, Graham & Stubbs LLP, counsel to Seller, in a form agreeable to the parties;

                  (v) Satisfactory evidence of any approval of any regulatory authorities whose approvals are required by law;

                  (vi) A certified copy of resolutions of Seller's Board, Seller's Articles of Incorporation and Bylaws, or any other applicable instrument;

                  (vii) Such other evidence of the performance of all covenants required of Seller by this Agreement at or before the Closing as Purchaser or its counsel may reasonably require;

                  (viii) Certificate of Good Standing of Seller;

                  (ix) Seller shall have delivered to Purchaser and Escrow Agent the duly executed Escrow Agreement required by Article 4.3 hereof;

                  (x) A certificate executed by an officer of Seller dated as of the Closing Date, in a form agreeable to the parties;

                  (xi) A special warranty deed for the Mt. Braddock Facility conveying good and marketable title thereto to Purchaser or its designee and all other real estate closing documents reasonably required of Seller by Purchaser's title insurance company in order to issue the policy of title insurance and endorsements thereto as otherwise specified herein;

                  (xii)  A FIRPTA Certificate;

                  (xiii) Estoppel letters, in form satisfactory to Purchaser, from the Landlord under the Master Lease and the Sublandlord under the Dunbar Sublease;

                  (xiv) A separate instrument of assignment of all registered trademarks and trademark applications in a mutually agreeable form. Purchaser shall be responsible for the recordation of such assignment in the U.S. Patent and Trademark Office and corresponding non - U.S. offices;

                  (xv) A separate instrument of assignment of all patents and patent applications in a mutually agreeable form. Purchaser shall be responsible for the recordation of such assignment in the U.S. Patent and Trademark Office and corresponding non - U.S. offices;

                  (xvi) Such other bills of sale, trademark and patent assignments, executed counterparts of consents and approvals, including without limitation all notifications from the U.S. Patent and Trademark Office and corresponding non-U.S. offices indicating that certain documents have been recorded which were necessary to effect transfer of title of all Intellectual Property listed in
            SCHEDULE 8.9 to Seller, authorizations, filings and registrations required to be made under applicable law in connection with the transactions contemplated by this Agreement and each of the documents and instruments to be executed and delivered by it pursuant to this Agreement and such other appropriate documentation as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement (the "Seller Ancillary Documents");

                  (xvii) Originals or true copies of all Books and Records to the extent provided in Article 2.1(d)(i);

                  (xviii) All other previously undelivered documents,
            instruments and certificates as the Purchaser or its counsel may reasonably request;

                  (xix) Written consents from any Licensor of Seller of any intellectual property relating to the Bonding Business, including without limitation written consents from Pacific Coast Technologies, Inc. (for U.S. Patent Nos. 5,041,019 and 5,109,594) and Texas Instruments (for U.S. Patent Nos. 5,138,114 and 5,435,058);

                  (xx) All confidential information (including all tangible forms thereof) which the Seller and its successors are obligated to maintain in confidence, including without limitation all such information received from Oil States Industries (UK) Ltd. under the Confidentiality Agreement dated July 2, 1998; and

                  (xxi) Copies of all tax filings made by Seller with the Commonwealth of Pennsylvania Department of Revenue during the six
            (6) months prior to the Effective Date and the period between the Effective Date and Closing and any other documents reasonably requested by Purchaser that evidence that Seller has paid, withheld and is current with all applicable taxes of the Commonwealth of Pennsylvania.

      7.3 PHYSICAL INVENTORY OF BONDING ASSETS. At Closing, Seller and Purchaser shall take a physical inventory of the Bonding Assets for preparation by Seller of the Adjustment Statement.

      7.4 CLOSING DELIVERIES. All deliveries by one party to any other party at Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred in accordance with this Agreement or been waived.

      7.5 FURTHER ASSURANCES. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the Seller and the Purchaser shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as any party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement including the transfer of title to the Bonding Assets and to protect the validity of any Intellectual Property. This obligation shall survive Closing.

      7.6 ACKNOWLEDGMENT. By closing the transactions contemplated by this Agreement, each party acknowledges that all deliveries required in this Article 7 have been received other than any deliveries permitted after the Closing, including, without limitation, any consents, waivers or other approvals contemplated in Articles 4 and 5.


                                    ARTICLE 8
                     SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller makes the following representations and warranties to Purchaser.

      8.1 ORGANIZATION AND STANDING. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power under Delaware General Corporate Law (the "CORPORATE LAW"), its Certificate of Incorporation and Bylaws to own and operate its properties and assets, to carry on its business as conducted. Seller is qualified to do business in the Commonwealth of Pennsylvania, the state of Colorado and in each other jurisdiction in which the nature of its business or its assets requires it to be qualified and in which the failure to be so qualified would have a Material Adverse Effect.

      8.2 CORPORATE POWER; AUTHORIZATION. Seller has full power and authority to enter into and perform this Agreement the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Seller has taken all action as and in the manner required by law, its certificate of incorporation, by-laws and organization documents, or otherwise to authorize the execution, delivery and performance of this Agreement and the Seller Ancillary Documents. This Agreement and the Exhibits, when executed and delivered by the parties, and assuming the due authorization of Purchaser, shall constitute the legal and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      8.3 NO BREACH. Except as set forth in SCHEDULE 8.3, neither the execution and delivery of this Agreement and the Seller Ancillary Documents by the Seller, the sale of the Bonding Assets nor the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents:

            (a) conflict with or result in any breach of any of the provisions of;

            (b) constitute a default under;

            (c) result in a violation of;

            (d) give any third party or governmental authority any interest or rights, including without limitation the right to terminate, to cancel or to accelerate any obligation under;

            (e) result in the creation of any lien, security interest, charge or other encumbrance upon the Assets under; or

            (f) require the Seller to obtain any consent, approval, action, order or authorization of or from, or make any registration, notification, declaration or filing with or give any notice to, any individual, partnership, corporation, firm or other entity or any foreign, federal, state, local governmental, quasi-governmental, administrative, regulatory, public, judicial or other authority under, the provisions of the articles of incorporation or by-laws of the Seller or any indenture, mortgage, lease, commitment, note, loan agreement, license, contract or other agreement or instrument to which the Seller or the Bonding Assets are bound or affected, including without limitation, the Assumed Liabilities, or any Legal Requirement to which the Seller or the Bonding Assets are subject.

      8.4 FINANCIAL STATEMENTS. Annexed hereto as SCHEDULE 8.4 is a true and complete copy of (i) a pro forma statement of operations for the Bonding Business for the year ended December 31, 1997 (ii) a statement of pro forma assets of the Bonding Business as of December 31, 1998 and a related pro forma statement of operations for the year then ended, and (iii) a pro forma statement of assets of the Bonding Business as of April 30, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been derived from Seller's audited financial statements as of and for years ended December 31, 1997 and 1998 and from the unaudited balance sheet of the Seller as of April 30, 1999 prepared in accordance with GAAP. All of the Financial Statements present fairly in all material respects the pro forma assets and pro forma results of operations of the Seller's Bonding Business for the periods covered thereby, subject to the pro forma adjustments disclosed in these Financial Statements.

      8.5         TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

            (a) Seller has good and marketable title to all of the Bonding Assets. Except as set forth in SCHEDULE 8.5(a), none of the Bonding Assets is subject to any mortgage, pledge, lien (statutory or otherwise), claims, license, option, lease and purchase agreement, assessment, easement, covenant, conditional sale agreement, security interest, encumbrance or other charge other than the Permitted Encumbrances.

            (b) Each item of Pennsylvania Equipment owned or leased by Seller and included in the Bonding Assets is in good working order and repair, subject to normal wear and tear, and all such buildings, machinery, and equipment are sufficient for the conduct of the Bonding Business in substantially the same manner as conducted prior to the Closing.

            (c) Each item of Colorado Equipment owned or leased by Seller and included in the Bonding Assets is in good working order and repair, subject to normal wear and tear;

            (d) The Equipment conforms with all material applicable ordinances, regulations and zoning or other laws and does not encroach on the property of others.

            (e) Except as expressly provided herein, Seller makes no warranties or representations of any kind or nature whatsoever with respect to any of the Equipment.

            (f) To the best of Seller's knowledge, all of the Colorado Equipment set forth on SCHEDULE 2.1(a)(ii) is located at the Colorado Facility or the Pennsylvania Facility.

      8.6   REAL PROPERTY.

            (a) Except as set forth in SCHEDULE 8.6(a), Seller represents and warrants the following:

                  (i) Seller possesses full legal and equitable, indefeasible fee simple title to the Owned Real Property and full legal power to convey the Owned Real Property to Purchaser in accordance with this Agreement,

                  (ii) title to the Owned Real Property at Closing will be good, indefeasible fee simple title, free and clear of all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, liens, encumbrances and title objections of every type and nature, (excepting only Permitted Encumbrances and such encumbrances or imperfections of title which are not substantial in character, amount or extent and which do not materially detract from the value of the Owned Real Property or interfere with the conduct of the Bonding Business thereon),

                  (iii) at Closing, such title shall be insurable by
            Commonwealth Land Title Insurance Corporation or by any other reputable title insurance company selected by Purchaser, at such company's regular rates and without additional premium, pursuant to an owner's form of policy acceptable to Purchaser, free of all exceptions (other than Permitted Encumbrances and title objections of the type described in Article 8.6(a)(ii)), including, without limitation, insurance against unfiled mechanics' and materialmen's liens and free of exceptions for municipal liens and possible unsettled taxes by the Commonwealth of Pennsylvania or any governmental authority against Seller or any other party. If such policy is not issued at Closing, then, without limitation of the provisions of Article 16 below or any other provision hereof, Purchaser shall have the right to terminate this Agreement.

                  (iv) Seller represents and warrants to Purchaser that (1)
            there is no existing agreement, commitment, option or right with, in or to any person to acquire the Owned Real Property or any interest therein and (2) no default or breach exists under any easement, covenant, agreement or restriction affecting the Owned Real Property.

                  (v) Seller shall not sell, mortgage, grant any easement,
            option, right or interest in, or otherwise encumber the Owned Real Property, or do or permit any act which diminishes title to the Owned Real Property, and shall take all commercially reasonable action necessary to convey to Purchaser at Closing title to the Owned Real Property of the quality required by this Agreement.

            (b) The Master Lease is legally valid, enforceable and binding, in full force and effect as to the party(ies) thereto and, except as provided in SCHEDULE 8.6(b), has not been modified in any material respect.

            (c) The existing lease agreement from which Seller derives its right to occupy and use the Dunbar Mine and Dunbar Facility (the "DUNBAR SUBLEASE") legally valid, enforceable and binding, in full force and effect as to the party(ies) thereto, except as provided in SCHEDULE 8.6(c), has not been modified in any material respect.

            (d) Neither the Seller nor, to Seller's Knowledge, any other party to the Dunbar Sublease is in breach or default, and no event has occurred which, with notice or the passage of time, would constitute such a breach or default or permit termination, modification or acceleration under the Dunbar Sublease.

            (e) Except as set forth in SCHEDULE 8.6(e) and except for Permitted Encumbrances, (i) there are no parties other than the Seller in possession of the Owned Real Property or the Dunbar Facility or any portion thereof and (ii) there are no leases, subleases, licenses, concessions, written or oral, granting to any party or parties the right of use or occupancy of the Owned Real Property or the Dunbar Facility or any portion thereof. There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

            (f) Except for the Owned Real Property and the Dunbar Facility, there is no real property leased or owned by the Seller relating to the Bonding Business located in Pennsylvania.

            (g) Except as set forth in SCHEDULE 8.6(g), during the two (2) years immediately preceding the Closing Date, the Seller has not received any written notice or writing referring to any requirements or recommendations by any insurance company which has issued a policy covering any part of the Owned Real Property or the Dunbar Facility, requiring or recommending any repairs or work to be done on any part of the Owned Real Property or the Dunbar Facility.


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


            (h) The Seller has not received any written notice of any special real estate tax assessments, and has no knowledge of any pending special or new assessments, affecting the Owned Real Property or the Dunbar Facility.

            (i) Seller has heretofore secured all necessary licenses, permits, approvals and authorizations required in connection with the development and construction of the Mt. Braddock Facility and all ancillary site improvements, and for the provision of all necessary utility services thereto, including, without limitation, potable water and sanitary and storm sewer service, for which connections and services all applicable fees, assessments, imposts tapin charges and the like have been or shall have been paid by Closing by Seller.

            (j) To the knowledge of Seller, other than Permitted Encumbrances, no variances, special exceptions, conditions or agreements pertaining to the Mt. Braddock Real Property have been imposed or granted by, or entered into with or be enforceable by any governmental authority, or any neighborhood or civic group or similar body prior to Closing which might reasonably be expected to limit or impair in any manner Seller's ability to construct the Mt. Braddock Facility for its intended use.

      8.7 TAXES. With respect to the Bonding Business, Seller has accurately prepared and timely filed all income Tax Returns and has paid, or made provision for the payment of, all Taxes shown as due pursuant to said Tax Returns or pursuant to any notice of deficiency or any assessment which has been received by it. No deficiency for unpaid property tax has been asserted against the Seller by any tax authority which relates to the Assets. There are no liens for any Taxes upon any of the Bonding Assets other than liens for Taxes not yet due and payable. All Taxes that the Seller is required to withhold or collect with respect to the Bonding Business or the Bonding Assets prior to the Closing Date, have been or will be withheld or collected by the Seller and, to the extent required by applicable law, have been or will be paid by the Seller to the proper governmental authorities or properly deposited. Seller is not a party to any pending action or proceeding, nor, to the best knowledge of Seller, is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of Taxes, interest, penalties, assessments or deficiencies has been asserted against Seller with respect to the Bonding Business or the Bonding Assets. As used in this Agreement the term "TAX(ES)" shall mean any:

            (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;

            (ii) liability of the Seller for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and

            (iii) liability of the Seller for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation (legal, contractual or otherwise) to indemnify or otherwise assume or succeed to the liability of any other person.

As used in this Agreement "TAX RETURN(S)" shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      8.8 LITIGATION. Except as set forth in SCHEDULE 8.8, with respect to the Bonding Business or the Bonding Assets, no action, suit, proceeding or governmental investigation of any nature, including any claims alleging infringement of the intellectual property rights of others or use of the Bonding Assets, is now pending, was pending at any time since January 1, 1994, or, to Seller's knowledge, threatened against Seller. The foregoing includes, without limitation, any action, suit, proceeding or investigation, pending or threatened, which questions the validity of this Agreement or any of the Exhibits or the right of Seller to enter into this Agreement, the Exhibits or any of the transactions contemplated hereunder or to sell and transfer the Bonding Assets to Purchaser. There is no judgment, decree, injunction, or order of any Governmental Body or arbitrator or other similar ruling outstanding against Seller materially affecting the results of operations or financial condition of the Bonding Business. Except as set forth in SCHEDULE 8.8, (i) since January 1, 1994, no actions, suits or arbitration, administrative or other legal proceedings seeking damages for personal injury or property damage resulting from a defective product manufactured by the Seller have been instituted against the Seller relating to the Bonding Business and (ii) to the knowledge of the Seller, since January 1, 1994, no actions, suits or arbitration, administrative or other legal proceedings seeking damages for personal injury or property damage resulting from a defective product manufactured by the Seller have been instituted against the Seller relating to the Bonding Business.

      8.9   PATENTS, TRADE NAMES AND TRADEMARKS.  Except as set forth in
SCHEDULE 8.9:

            (a) the Seller exclusively owns and possesses all right, title and interest in and to, or has a valid license to make, use, sell, offer for sale or import, all of the Intellectual Property necessary for the operation of the Bonding Business as presently conducted, free and clear of any licenses, charges, attachments, liens, encumbrances, except Permitted Encumbrances, or adverse claims;

            (b) none of the processes employed or products manufactured or sold by Seller relating to or in connection with the Bonding Business, infringes upon the intellectual property, trade secrets or proprietary rights of any other person; and

            (c) no product manufactured or sold by any other person and no process used by any other person infringes upon any Intellectual Property of the Seller, and Seller has not received any information as to any infringement or misappropriation by any third party with respect to the Seller's Intellectual Property, and no claim by any other person contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Bonding Business is currently pending or threatened.

            (d) all patents, registered trademarks and trademark applications included in the Intellectual Property, including assignments thereof, have been duly registered with, filed in or issued by the United States Patent and Trademark Office, and all such registered copyrights, and assignments thereof, have been duly registered in, recorded in, filed in or issued by the United States Copyright Office, or, in each case, the corresponding offices of other countries identified on SCHEDULE 8.9, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country.

            (d) Seller's use of Intellectual Property does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law).

            (f) there are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale or disposition of any instrument or agreement governing any of the Intellectual Property.

            (g) there are no obligations of secrecy pertaining to any of the Intellectual Property or any processes employed or products manufactured or sold by Seller relating to the Bonding Business";

            (h) The assets identified in SCHEDULE 2.1(d) are a complete listing of all intellectual property assets relating to the Bonding Business and, after Closing, none of the products manufactured or processes employed by Purchaser relating to the Bonding Business would infringe any of the Excluded Assets or any other intellectual property retained by Seller;

            (i) Seller has fully complied with, and shall continue to comply with, all applicable laws, statutes, regulations, and ordinances in connection with its acquisition and protection of its Intellectual Property, including paying any maintenance fees or annuities due on any registration or issued patent and, to the extent Seller has not done so, it has taken prompt action to revive any cancelled registration or lapsed patent; and

            (j) Seller has not abandoned and has properly used all of its trademarks and service marks included in the Intellectual Property.

      8.10 COMPLIANCE WITH LAWS. Seller is not in violation of any laws and regulations which apply to the conduct of the Bonding Business that would have a Material Adverse Effect including, without limitation, laws and regulations relating to employment, occupational safety and environmental matters.

      8.11  ENVIRONMENTAL MATTERS.

            (a) SCHEDULE 8.11(a) lists each report, permit, approval, registration, license or other authorization required by any governmental authority pursuant to any Environmental Law applicable to the Pennsylvania Facilities ("ENVIRONMENTAL REPORTS") that has been provided to Seller. Seller possesses, is in material compliance with, and has provided to Purchaser true and accurate copies of all Environmental Reports.

            (b) Except as set forth in SCHEDULE 8.11(b), Seller is in material compliance with all Environmental Laws and there is no pending or, to Seller's knowledge, threatened civil or criminal litigation, written notice of violation, formal administration proceeding, or investigation, inquiry or information request by any Governmental Body, relating to any Environmental Law to which Seller is a party or, to Seller's knowledge, Seller is threatened to be made a party which relates to the Bonding Business or the Bonding Assets. For purposes of this Agreement, "ENVIRONMENTAL LAWS" shall mean all applicable written federal, state and local statutes, regulations, ordinances, policies, guidance documents and similar provisions, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any regulated or hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect on the Closing Date. As used herein, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

            (c) Except as set forth in SCHEDULE 8.11(c), to Seller's knowledge, no Regulated Substances have been or, are being, used, stored, treated, disposed of or released by or on the and will not be placed or located on the Pennsylvania Property prior to Closing in violation of any Environmental Laws, including any amounts which, under Environmental Laws, either (i) require remediation or corrective action as the result of the receipt by the Purchaser of a notice or directive from any governmental regulatory authority, or (ii) could reasonably be anticipated to require remediation or corrective action by any governmental regulatory authority and no threatened damage to the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface) exists at the Pennsylvania Property. For purposes of this Agreement, "REGULATED SUBSTANCES" means any material, substance, product or waste that is regulated by, or that may form the basis of liability under, any Environmental Laws.

            (d) To Seller's knowledge, there has not been manufactured, stored or deposited by Seller, or to the best of Seller's knowledge, by any other person or party, on the Pennsylvania Property any Regulated Substance. Seller has no knowledge of, and has received no notice of, any proceeding or inquiry by any governmental authority with respect to the possible presence of any Regulated Substance on the Pennsylvania Property.

            (e) Except as set forth in SCHEDULE 8.11(e), there are no underground or above-ground storage tanks on the Pennsylvania Property, and Seller has no knowledge that any such tanks were ever located on the Pennsylvania Property.

            (f) No discharge of any Regulated Substance has emanated from the Pennsylvania Property into any pond, stream, bay or other body of water. No dredge or fill activities have occurred or will occur prior to Closing with respect to the Pennsylvania Property. No emission of air contaminants or pollutants has emanated from the Pennsylvania Property.

            (f) Set forth in SCHEDULE 8.11(g) is a list of all environmental reports, investigations and audits in the possession of Seller with respect to the operations of, or real property owned or leased by Seller and located at the Pennsylvania Facilities (whether conducted by or on behalf of Seller or a third party and whether done at the initiative of Seller or directed by a governmental authority or other third party). Complete and accurate copies of each such report, or the results of each such investigation or audit, have previously been provided to Purchaser.

            (h) Seller is not aware of any material Environmental Liability arising out of the utilization by Seller of any solid and hazardous waste transporter or treatment, storage and disposal facility located at the Pennsylvania Property.

      8.12 LICENSES AND PERMITS. SCHEDULE 8.12 sets forth a list of all of the permits, licenses, certificates, approvals and authorizations, and registrations, owned or possessed by Seller, under all federal, state, local and foreign laws, authorities and agencies relating to the Bonding Business (the "LICENSES AND PERMITS"). Each of the Licenses and Permits is in full force and effect, the Seller is not in material violation of any of the Licenses and Permits nor has there occurred any event which, with the passage of time or giving of notice or both, would constitute a material violation of any of the Licenses and Permits and no proceeding is pending or threatened seeking the revocation, limitation or nonrenewal of any of the Licenses and Permits. No event or circumstance has occurred or exists (other than those events or circumstances that relate to the Purchaser) that would prohibit or prevent the reissuance to the Purchaser of any of the Licenses and Permits necessary for or material to the operation of the Bonding Business as presently conducted by the Seller. Seller owns, holds or possesses all federal, state or local governmental permits, certificates, licenses, franchises, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use the Bonding Assets and to carry on and conduct the Bonding Business (collectively, the "GOVERNMENTAL PERMITS"), except for such Governmental Permits which the failure to so own, hold or possess would not have a Material Adverse Effect.

      8.13 INSURANCE. Set forth in SCHEDULE 8.13 is a complete and accurate list and summary description of all policies of fire, casualty, general liability, product liability, workers compensation and other forms of insurance presently in effect with respect to the Bonding Business. True and correct copies of such policies have previously been made available to or delivered to Purchaser. SCHEDULE 8.13 includes, without limitation, the carrier, a description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims.

      8.14 MAJOR CUSTOMERS. SCHEDULE 8.14 contains a list of the five largest customers of the Bonding Business for the most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.

      8.15 CUSTOMERS AND SUPPLIERS. Except as set forth in SCHEDULE 8.15, (i) the Seller is not engaged in any material disputes with any of the customers or suppliers of the Bonding Business; and (ii) no present customer or supplier of the Bonding Business has informed the Seller that it intends to terminate, discontinue or in any way materially alter its relationship with the Seller, including, but not limited to the cancellation, reduction or modification of any existing, anticipated or forecasted orders, except for such disputes, terminations, reductions or alterations as will not, individually or in the aggregate, have a Material Adverse Effect.

      8.16 EXISTING EMPLOYMENT CONTRACTS. SCHEDULE 8.16 contains a list of all employment contracts, consulting agreements and collective bargaining agreements to which Seller is a party or by which Seller is bound relating to the Bonding Business. All of the contracts and agreements set forth in SCHEDULE 8.16 are in full force and effect in all material respects, and Seller is not in material default under any of them. There have been no claims of defaults and, to Seller's knowledge, there are no facts or conditions which if continued, or upon notice, will result in a material default under any of the contracts or arrangements set forth on SCHEDULE 8.16. There is no pending or, to Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Bonding Business at the Pennsylvania Facilities.

      8.17  EMPLOYEE BENEFITS.

            (a) SCHEDULE 8.17(a) lists all Employee Plans covering persons currently or formerly employed by Seller ("EMPLOYEES"). The term "EMPLOYEE PLAN" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which any Employee is the named insured and as to which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus (including without limitation, holiday, vacation, Christmas and other bonus practices to which Seller is a party or is bound or which relate to the operation of the Bonding Business with respect to Employees), incentive, vacation pay, severance pay, or other employee benefit plan, trust arrangement, agreement, policy or commitment (including, without limitation, any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement
      Income Security Act of 1974, as amended ("ERISA") ("PENSION PLAN"), and any employee welfare benefit plan as defined in Section 3(1) of ERISA ("WELFARE PLAN")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any Employee, and (i) to which Seller is party or by which Seller (or any of the rights, properties or assets of the Company) is bound, (ii) with respect to which Seller has made any payments, contributions or commitments, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) or
      (iii) under which any current Employee or agent of Seller is a beneficiary as a result of his employment or affiliation with Seller. Copies of all Employee Plans have been made available to Purchaser.

            (b) With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Seller is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws.

            (c) Except as set forth on SCHEDULE 8.17(c),with respect to any Employee, Seller does not maintain, contribute to or have any material liability under (or with respect to) any Pension Plan which is a tax qualified "defined benefit plan" (as defined in Section 3(35) of ERISA) or, a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), or a non-qualified deferred compensation plan for certain highly compensated or management employees whether or not terminated. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Plan or are reflected as a liability on the books of Seller and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Plan which is a Welfare Plan.

            (d) Seller has, with respect to all current and former Employee Plans (and all related trusts, insurance contracts and funds), at all times complied in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") and all other applicable statutes, common law, regulations and regulatory pronouncements. Seller has not engaged in nor is it bound to enter into, any transaction with respect to any Employee Plan which would subject Seller to any material liability due to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of any Employee Plan (and all related trusts, insurance contracts and funds), other than routine claims for benefits, are pending or to Seller's knowledge threatened; and, to the knowledge of Seller, there exist no facts that could give rise to any such actions, suits or claims. Except as otherwise provided in Article 6.2, consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any Employee. With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any "multi-employer plan," as defined in the Multi-employer Pension Plan Amendments Act of 1980, and Seller has not incurred any current or potential withdrawal or termination liability as a result of a complete or partial withdrawal from any multi-employer plan or the sale of the Assets. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under the requirements of section 401(a) of the Code, the Internal Revenue
      Service has issued a determination letter to that effect, and such letter remains effective and has not been revoked. To Seller's knowledge there is no event or condition which would cause such Employee Plan to fail to be so qualified. No unfulfilled obligation to contribute with respect to an Employee Plan exists with respect to any Employee Plan year ending on or before December 31, 1997, except as shown in the Statement of Net Current Assets. There is no agreement or promise, written or oral, of Seller to the effect that any Employee
      Plan may not be terminated at Seller's discretion at any time, subject to applicable law. The Statement of Net Current Assets reflects all accrued vacation and other benefits for Seller's employees as of the date thereof.

            (e) Seller has not been nor is it currently a party to any collective bargaining or other labor contract relating to the Bonding Business. There has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against the or affecting the Bonding Business relating to the alleged violation of any Legal Requirements pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Relations Labor Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Bonding Business or the Colorado or Pennsylvania Facilities, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute at the Colorado or Pennsylvania Facilities. There is no lockout of any employees of the Bonding Business by Seller, and no such action is contemplated by Seller. Seller, in operating the Bonding Business, has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. As used in this Agreement, the term "GOVERNMENTAL BODY" shall mean any: (a) nation, state, county, city, town, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature. As used in this Agreement, the term "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      8.18  ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in
SCHEDULE 8.18, since December 31, 1998, through the date hereof, there has not been and, where applicable, Seller has not committed to effect, with respect to the Bonding Business or the Bonding Assets:

            (a) ADVERSE CHANGE. Any undisclosed material adverse change in the financial condition, assets, liabilities, business, results of operations, customer relations, supplier relations or, except as contemplated by this Agreement, employee relations of the Bonding Business;

            (b) INVENTORY. Any undisclosed material adverse change in the normal and ordinary manner in which the Bonding Business is conducted including, without limitation, changes in the manner and timing of inventory purchases and payable payments, changes in manufacturing methods and changes in sales, marketing and collection practices and policies;

            (c) DAMAGE. Any material loss, damage or destruction, whether covered by insurance or not to any of the Seller's property;

            (d)   LABOR DISPUTES.  Any material labor dispute or disturbance;

            (d) COMMITMENTS. Any material commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure relating to the Bonding Business which exceed $100,000 in the aggregate) which have not been paid or accrued as a liability other than in the ordinary course of business;

            (f) DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any material properties, rights or assets of Seller, except for the sale of inventory items in the ordinary course of business;

            (g) LIENS. Any mortgage, pledge, lien or encumbrance made on any of the Bonding Assets;

            (h) AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (i) CREDIT. Any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit;

            (j) ACCOUNTS RECEIVABLE. Any write-off of Accounts Receivable other than in the ordinary course of business;

            (k) LOANS. No material loans have been made to any individuals, firms, corporations or other entities other than (i) advances to employees for business related expenses in the ordinary course of business and (ii) credit terms extended to customers in the ordinary course of business; and

            8.19  CONTRACTS AND COMMITMENTS.

            (a) PURCHASE COMMITMENTS. Seller does not have any purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three months normal usage or which are at an excessive price.

            (b) SALES COMMITMENTS. Except as provided in SCHEDULE 8.19(b), Seller does not have any sales contracts with or commitments to any customer which aggregate in excess of $20,000 to any one customer (or group of affiliated customers).

            (c) CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Seller does not have any agreement, understanding, contract or commitment (written or oral) with any affiliate or any other manager, director, officer, employee, agent, or consultant that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

            (d) POWERS OF ATTORNEY. Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            (e) LOAN AGREEMENTS. Except as provided on SCHEDULE 8.19(e), Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            (f) USE OF IDB PROCEEDS AND DCED GRANTS. Seller has used all funds, monies and proceeds derived from the IDB or granted by the DCED lawfully and in accordance with all applicable terms and conditions provided in the respective governing agreements or documents for same or otherwise relating thereto.

            (g) GUARANTEES. Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

            (h) CONTRACTS SUBJECT TO RENEGOTIATION. Seller is not a party to any contract with any governmental body which is subject to renegotiation.

            (i) NO DEFAULT. Seller is not in default in any material respects under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any lien on any of the assets owned, used or occupied by Seller. Based on Seller's knowledge, no third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof. SCHEDULE 8.19(i) sets forth a complete and correct list of each agreement, contract or commitment of the Seller, whether written or oral, related to or entered into in connection with the operation of the Bonding Business or by which any of the Bonding Assets are bound and that provides for aggregate payments by any party in excess of $50,000 or otherwise materially restricts or limits any of the Bonding Assets or any means or methods by which the Bonding Business is conducted (the "MATERIAL CONTRACTS"). Except as set forth in SCHEDULE 8.19(i), each of the Material Contracts is (i) in full force and effect and enforceable in accordance with its terms and (ii) is assignable without consent of any person, including without limitation any governmental agency or authority.

      8.20 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 8.20 and except for matters relating to Environmental Laws which are covered in Article 8.11(b), the operations of the Bonding Business are in material compliance with, and each of the Bonding Assets is in material compliance with, all applicable Legal Requirements promulgated by Governmental Bodies having jurisdiction over the Bonding Assets except for such non-compliance which, either individually or in the aggregate, would not have or result in a Material Adverse Effect. Except as set forth in SCHEDULE 8.20, the Seller has not received any notification of any asserted failure to comply with any such laws, statutes, orders, rules, regulations or requirements, which failure has not been cured. Except as set forth on SCHEDULE 8.20, there are no written and published orders, decrees, injunctions, rulings, publications, decisions, directives, consents, pronouncements or regulations of any court or governmental authority issued against or binding upon the Seller relating to the Bonding Business which materially affect, limit or control the Seller's operation of the Bonding Business.

      8.21 INTEGRITY OF DUNBAR MINE. To Seller's knowledge, the integrity of the Dunbar Mine is sufficient to support continued operations at the expected future rate of three detonation events per day. Loss of the current chamber will not preclude the use of another area of the mine for continuing operations or otherwise have a Material Adverse Effect.

      8.22 INVENTORY. All Inventory was purchased or manufactured in the ordinary course of business consistent with past practice. Inventory is valued at the lower of cost or market, on a first-in, first-out basis, consistent with Seller's internal accounting procedures that are in accordance with GAAP and in the case of all such inventory that is rejected, damaged or obsolete, has been written down to its net realizable value based on a physical inventory at Closing. Seller and Purchaser agree that all Inventory that is slow-moving (i.e., any item of inventory in excess of one year's supply based on sales of inventory during the prior 12 month period or requirements based on existing backlog, whichever is higher) will be retained by Seller unless written notification is received from Purchaser that it intends to purchase such Inventory. In such case, Seller agrees to sell the slow moving inventory to Purchaser at Seller's Net Realizable Value. Inventory is located at either the Pennsylvania Facilities, the Colorado Facility or the facilities of outside third parties that provide various subcontract services to the Seller in connection with the manufacture of clad plates.

      8.23 WARRANTIES. SCHEDULE 8.23 sets forth a general description of all warranties and other guarantees provided to any material customer of the Bonding Business within the past two (2) years with respect to products sold or services performed.

      8.24 BACKLOG. SCHEDULE 8.24 sets forth a list of the total backlog of orders with firm delivery dates of the Bonding Business as at May 3, 1999.

      8.25 DISCLOSURE. Neither the representations and the warranties of the Seller contained in this Agreement nor any of the attached schedules contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information made not misleading.


                                    ARTICLE 9
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser makes the following representations and warranties to Seller:

      9.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to own and operate its properties and assets, and to carry on its business as conducted and possesses all licenses, franchises, rights and privileges necessary for the conduct of its business. Purchaser is qualified to do business in all jurisdictions in which such qualification is required.

      9.2 CORPORATE POWER; AUTHORIZATION. Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. All corporate action on the part of Purchaser and all action on the part of its shareholders, officers and directors necessary for the authorization, execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser and for the performance of Purchaser's obligations hereunder has been taken, and this Agreement and the Exhibits, when duly executed and delivered, shall constitute the legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      9.3 NO BREACH. The execution and delivery of this Agreement by Purchaser and all documents to be executed by Purchaser in connection with the transactions contemplated hereby do not, and the performance and consummation by Purchaser of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Purchaser's Certificate of Incorporation or Bylaws or similar charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which Purchaser is a party or by which its assets are bound.


                                   ARTICLE 10
                               SELLER'S COVENANTS


      Seller covenants and agrees as follows:

      10.1 ACCESS TO INFORMATION, RECORDS AND THIRD PARTIES. During the period prior to the Closing, Seller shall give Purchaser, its counsel, accountants and other representatives (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Seller in connection with the Bonding Business for the purpose of such inspection, investigation and due diligence as Purchaser deems appropriate (and Seller shall furnish or cause to be furnished to Purchaser and its representatives all information with respect to the Bonding Business of Seller as Purchaser may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as Purchaser reasonably desires; and (iii) with the prior consent of Seller to the nature of any questions to be asked by Purchaser, which consent shall not be unreasonably withheld, in each instance, access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Bonding Business of the Seller.

      10.2 CONDUCT OF BONDING BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved by the Purchaser:

            (a) NO CHANGES. Seller will carry on the Bonding Business in the ordinary course and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

            (b) NO MATERIAL CONTRACT. With respect to the Bonding Business, no contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which are for the purchase of, and purchases of: (i) raw materials and supplies made in the ordinary course of business and consistent with past practice, (ii) products or inventory in the ordinary course of business and consistent with past practice, or (iii) other goods in the ordinary course of business and consistent with past practice, and which are not material to the Seller and would not have been required to be disclosed on any of the Disclosure Schedules referenced herein had they been in existence on the Effective Date.

            (c) MAINTENANCE OF INSURANCE. Seller shall maintain all of the insurance coverages in effect as of the date hereof.

            (d) MAINTENANCE OF PROPERTY. Seller shall use, operate, maintain and repair all property of Seller in a normal business manner.

            (e) DISCHARGE OF LIENS. If any lien for work in connection with the Mt. Braddock Facility shall be filed, or if any other title objection of any type or nature whatsoever shall become known to Purchaser after the Effective Date, Seller shall, at Purchaser's option, either discharge or otherwise hold the Purchaser harmless against any such lien, prior to Closing.

             (f) INTERIM FINANCIALS. Seller will provide Purchaser with interim monthly financial statements and other management reports as and when they are available.

            (g) IDB. Seller shall cooperate with Purchaser and use its reasonable best efforts to obtain all necessary consents to permit assignment of all relevant documents relating to the IDB.

            (h) GOVERNMENT GRANTS. To the extent assumed by Purchaser, Seller shall use its reasonable best efforts to obtain all necessary consents to permit the assignment to Purchaser of all of its rights, title and interest in any funds, grants, incentives or other benefits in any governmental grant or incentive program or agreement, including, but not limited to those grants granted by the DCED.

            (i) TRANSFER OF INVENTORY. Seller shall transfer all of the Inventory from the Colorado Facilities to the Pennsylvania Facility at its sole cost and expense.

            10.3 CONSENTS AND NOVATION. Seller will use its reasonable best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, the consent of each lessor of real or personal property leased by Seller under leases being assumed by Purchaser herein to assignment of the lessee's interest under the lease of such property to Purchaser. All such consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser promptly after Seller's receipt thereof but in no event later than two business days prior to the Closing. This Agreement shall not constitute an agreement to assign any of Seller's interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment without the consent of a third party, or without novation of the same, would constitute a breach or violation thereof or affect adversely the rights of the Seller or the Purchaser thereunder. If novation is required in order to transfer and assign any interest to the Purchaser, or if the consent of a third party is required in order to assign any such interest and such consent is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the Seller's ability to convey the benefit of such instrument, contract, lease, permit or other agreement or arrangement to the Purchaser, then: (i) the Purchaser shall be entitled to the benefits of each such assigned contract accruing after the Closing Date, (ii) Purchaser shall be responsible for performing the Seller's obligations under such contracts to the same extent as any contract assigned hereunder, (iii) the Seller shall continue to deal with the other contracting party(ies) as the prime contracting party, (iv) the Seller will cooperate with the Purchaser until such consent or novation is obtained or effected in any lawful and economically feasible arrangement so that the Purchaser shall receive the Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by the Seller or the Purchaser as agent for the other, if economically feasible and (v) if Seller is unable to obtain the required consent, Seller shall, if requested by Purchaser, assist Purchaser in entering into substantially equivalent agreements. The Seller shall promptly assign to the Purchaser each such assigned contract after receipt of the appropriate consent or novation.

      10.4  INTELLECTUAL PROPERTY.

            (a) As part of the Intellectual Property, at Closing, the Seller will assign to the Purchaser all of the Seller's right to all obligations of confidentiality, secrecy, noncompetition, invention disclosure and similar rights contained in any agreements or contracts with third parties including employees of the Bonding Business.

            (b) Prior to Closing, to the extent that Seller's ownership of each item of same is not reflected in the records of the applicable Governmental Body, Seller agrees to arrange, at its own cost and expense for the transfer or assignment all of all rights to the Intellectual Property to Seller in its current legal name.

            (c) Prior to Closing, the Seller shall locate at least one copy or tangible embodiment of all of the Intellectual Property, including without limitation the "Invention Disclosures," if any, listed on
      SCHEDULE 2.1(d) and, to the extent that no such copy or tangible embodiment is uncovered, then Seller shall prepare a document explaining the Intellectual Property asset for which no copy or tangible embodiment can be located.

            (d) Prior to Closing, Seller, to the extent that Seller's ownership of any Intellectual Property (including without limitation German Patent No. 69313828) is not reflected in the records of the applicable Government Body, agrees to arrange at its own cost and expense for the transfer or assignment, and the recordation of the transfer or assignment with the applicable Government Body, of all such Intellectual Property to Seller's current legal name.

            (e) Prior to Closing, Seller, to the extent that any of the Intellectual Property has expired for failure to pay a maintenance fee or annuity, shall make its best efforts to revive any such expired Intellectual Property.

      10.5  NON-COMPETITION.

            (a) During the five (5) year period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Non-Compete Period"), Seller agrees that neither it nor any of its Affiliates will, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, manager, lender or otherwise, engage in any business that: (i) is engaged in the design, development, manufacture or sale of any products or services designed, developed, performed or sold by the Bonding Business during the one year period prior to the Closing Date or (ii) competes with the Bonding Business as conducted immediately prior to the Closing Date in any geographical market worldwide ("COMPETITIVE BUSINESS")

            (b) During the three (3) year period immediately following the Closing Date, Seller shall not and shall not permit any of its Affiliates to:

                  (i) hire any employee of the Purchaser;

                  (ii) attempt to hire any  employee of Purchaser; or

                  (iii) induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser.

            (c) Notwithstanding anything in this Article 10.5 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Article 10.5 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, Seller and the Purchaser agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the maximum extent such provisions are allowable under law, giving effect to this Agreement and the intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible.

      10.6 CONFIDENTIAL INFORMATION. From and after the Closing Date, Seller agrees that it will not, nor will it permit any of its respective Affiliates to, make use of, divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of any proprietary, secret or confidential nature related to the Bonding Business.

      10.7 COOPERATION IN THIRD-PARTY LITIGATION. After the Closing Date, Seller agrees to provide such cooperation as the Purchaser or its counsel may reasonably request in connection with:

      (a) any proceedings related to the Bonding Assets or the Bonding Business which are hereafter pending or threatened and to which the Bonding Business, the Purchaser and/or any Affiliate of the Purchaser is a party; and

      (b) any proceedings for which Seller is entitled to indemnification from the Purchaser under Article 15.2.

Such cooperation shall include, but not be limited to, making the Seller and its respective officers, directors and employees available upon the reasonable request and at the expense (out-of-pocket expenses only, excluding employee compensation) of the Purchaser or its counsel to consult with and assist the Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings. Seller acknowledges and agrees that due to the unique nature of the rights protected by this Article, Purchaser could not be reasonably or adequately compensated in damages in an action at law for Seller's breach of any of the provisions of Articles 10.5, 10.6 or 10.7 and, therefore, Seller agrees that Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. Seller further agrees that the Purchaser shall not be required to post a bond or other security in connection with the issuance of any such injunction.

      10.8 COOPERATION WITH TELEPHONE AND E-MAIL. After the Closing Date, Seller agrees to forward or direct all telephone calls and inquiries concerning the Bonding Business to a telephone number specified by Purchaser and to provide such other cooperation as the Purchaser or its counsel may reasonably request in connection with the transition of telephone, e-mail, Internet other marketing and communication tools and services.

      10.9 TRANSFER OF NEIGHBORHOOD ASSISTANCE TAX CREDIT. Seller agrees that in the event that it is determined that the Neighborhood Assistance Tax Credit is not assignable to Purchaser and (i) Purchaser is not eligible to apply for a similar tax credit or (ii) if eligible, is denied approval for same, Seller agrees that it will pay to Purchaser the equivalent value realized by Seller from the Neighborhood Assistance Tax Credit. Notwithstanding the above, Seller agrees to pay to Purchaser any value that Seller realizes from the Neighborhood Assistance Tax Credit.

      10.10 REVISED SCHEDULES. Seller shall provide Revised Schedules to Purchaser as provided in Article 11.3.

      10.11 COVENANT OF QUIET ENJOYMENT. For a period of eighteen months following Closing, Seller shall ensure that Purchaser experiences peaceful and quiet occupation and enjoyment of the Dunbar Facilities against any and all parties, and in the event that the peaceful and quiet occupation and enjoyment of Purchaser is disturbed during this period, Seller shall indemnify and hold Purchaser safe and harmless from and against any claims, losses, expenses (including reasonable attorneys fees) and damages incurred by Purchaser in connection therewith.

                                  ARTICLE 11
                             ADDITIONAL COVENANTS

      11.1 FEES AND EXPENSES. Except as otherwise provided herein, each party to this Agreement shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder, including the fees of any attorneys, accountants or others engaged by such party.

      11.2  TERMINATION FEE.

            (a) If this Agreement is terminated pursuant to any of Articles 16.1(c)(i)-(iv) of this Agreement, Seller shall, within 30 days after such termination, pay to Purchaser in cash an amount equal to the aggregate out-of-pocket costs and reasonable expenses incurred in connection with this Agreement, the transactions contemplated hereby and Purchaser's due diligence investigation of the Seller including, without limitation, reasonable attorneys' fees (collectively, "EXPENSES").

            (b) In addition to any required payment of Expenses, Seller shall promptly pay to Purchaser a termination fee in cash (the "TERMINATION FEE") in accordance with the following:

                        (i) upon termination of this Agreement pursuant to
            Article16.1(c)(ii) or 16.1(c) (iii) of this Agreement the Termination Fee shall be $500,000; or

                        (ii) upon termination of this Agreement pursuant to
            Article 16.1(c)(i) or 16.1(c) (iv) of this Agreement and the closure of a subsequent sale or acquisition of the Seller or the Bonding Business to or by a third party purchaser within eighteen (18) months of such termination, the Termination Fee shall be $250,000.

            (c) The sum of the Expenses and the Termination Fee, if any, shall be referred to herein as the "TERMINATION AMOUNT".

      11.3  UPDATE OF DISCLOSURE SCHEDULES.

      (a) From and after the Effective Date through the Closing, Seller shall deliver to Purchaser every 30 days, beginning July 15, 1999, any revised Disclosure Schedules to this Agreement that Seller deems appropriate in order to insure that the representations or warranties of Seller made herein remain true and accurate (the "REVISED SCHEDULE(S)"). Seller agrees that if Purchaser is not reasonably satisfied that any matter disclosed on any Revised Schedule(s) does not result in a Material Breach of any of Seller's representations or warranties made or provided herein, Purchaser shall notify Seller of its objection to same and Purchaser and Seller shall attempt to resolve the parties' concerns with respect to such matters. If the parties are successful in resolving such matter to the parties mutual satisfaction, Seller and Purchaser agree either (i) to include such matter (together with the agreed upon amount of Damages or dimunition in value) on SCHEDULE 4.2(b)(v) as a matter which has, or would reasonably be expected to cause either the Purchaser or the Bonding Business to incur Damages or suffer a dimunition in value, either prior to or following Closing, or (ii) to take such steps as would otherwise resolve the matter to the parties' mutual satisfaction, or both. If, within 30 days of Purchaser's notice to Seller of its objection, the parties are unable to agree to the amount of the Purchase Price reduction pursuant to Article 4.2(b)(v) or otherwise resolve the dispute, either party may elect to terminate this Agreement, in which event the parties shall not have any further liability or obligation to the other, subject to the provisions of Article 16, if applicable.

      (b) In addition to Seller's obligation to provide Revised Schedules to Purchaser as provided in this Article, Seller agrees to notify Purchaser as soon as reasonably practicable of any occurrences or events that may constitute a Material Breach of any representation or warranty made or provided in this Agreement.

      11.4 PUBLIC ANNOUNCEMENTS. No party hereto shall make any press release or public announcement, including announcements by any party hereto for general reception by or dissemination to the employees, agents, customers or suppliers of the Bonding Business, with respect to the transactions contemplated hereby without the prior consent of the other party; provided, however, that (i) each party may make any disclosure or announcement which such party, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case,
(A) such party shall consult with the other party prior to making such disclosure or announcements and (B) the other party shall be entitled to issue its own press release without the prior consent of the other party; (ii) the Purchaser may disclose any matters it deems appropriate to its financing sources and financial, legal and other advisors involved with the transactions contemplated hereby; and (iii) upon consummation of the Closing, the Purchaser may make any disclosure or announcement it desires relating to the transactions contemplated hereby except as to the Purchase Price and except as to any proprietary or confidential information of Seller or its Affiliates or any of their respective business policies, practices or procedures.

      11.5 PRODUCT WARRANTY OBLIGATIONS. Seller agrees for a period of one year from the Closing Date to indemnify and hold Purchaser harmless from any liability, cost, charge or expense related to warranty claims made pursuant to the Seller's standard warranty, attached hereto as SCHEDULE 11.5, against products shipped or services performed prior to the Closing Date ("WARRANTY CLAIMS"). The procedure for processing of Warranty Claims as between Purchaser and Seller shall be as set forth below.

            (a) As to Warranty Claims which are resolved through repair or replacement of the affected product by Purchaser, Seller shall reimburse Purchaser for Purchaser's actual costs of effecting the repair or replacement ("REPAIR EXPENSES"). Purchaser shall be entitled to reimbursement for the Repair Expenses monthly, by tendering to Seller on or before the 10th day after each month a report itemizing Repair Expenses, if any, incurred during the prior month. Seller shall have fifteen business days within which to object in writing to the expenses noted on the Repair Expense report. If no timely objection is received from Seller, Purchaser shall be entitled to immediate reimbursement from Seller in an amount equal to the Repair Expenses. If Seller objects to any item on the Repair Expenses form, Purchaser and Seller shall endeavor in good faith to resolve such dispute within ten days, after which either party may tender the dispute to the Independent Accountants, whose costs shall be shared equally by the Seller and Purchaser.

            (b) As to Warranty Claims based on product returns, Purchaser shall be entitled to reimbursement equal to the difference between (A) the purchase price refunded to the customer, minus (B) the inventory value, if any, of the product returned.

      11.6 PRODUCT CLAIMS AND REPLACEMENT PRODUCT. During the period of one (1) year after the Closing Date, Purchaser shall cooperate with Seller's efforts to resell any rejected or returned products which have been sold, shipped or set aside for a customer of Seller prior to the Closing Date. At Seller's request, Purchaser shall reprocess any such rejected or returned finished product at a charge to Seller equal to Purchaser's costs for such services.

      11.7 AUTHORIZATION; MAIL. The Seller authorizes and empowers the Purchaser on and after the Closing Date to receive and open mail addressed to Seller and to take any reasonable and prudent action required by the contents thereof in any manner the Purchaser sees fit, provided such mail and the contents thereof relate to the Bonding Assets or otherwise to the Bonding Business or to any of the Assumed Liabilities. The Seller agrees to deliver to the Purchaser promptly upon receipt and identification any mail, checks or other documents received by it pertaining to the Bonding Assets or otherwise to the Bonding Business or any of the Assumed Liabilities. The Purchaser agrees to deliver to Seller any mail which it receives which does not pertain to the Bonding Business or the Bonding Assets or any of the Assumed Liabilities and to which Seller is entitled.

      11.8 COLLECTION OF ACCOUNTS RECEIVABLE. After the Closing Date, Seller and Purchaser agree that Purchaser shall collect all receivables of Seller arising from Seller's operation of the Bonding Business in the ordinary course prior to the Closing Date (the "PRE-CLOSING RECEIVABLES"), as agent of Seller, and without any liability by reason of so acting. Purchaser shall promptly transfer and deliver to the Seller all amounts collected on account of such Pre-Closing Receivables. Nothing in this Article 11.8 shall require Purchaser to undertake any special collection including without limitation, commencing any actions on Seller's behalf. In its efforts to collect Pre-Closing Receivables, Purchaser shall not, without the prior written consent of Seller, compromise the amount due from any pre-closing account debtors with respect to the Pre-Closing Receivables. Purchaser agrees that if any Pre-Closing Receivables are not collected and paid over to Seller within 120 days after the Closing, then Seller shall be entitled to take any appropriate actions to collect such outstanding Pre-Closing Receivables. Seller and Purchaser shall cooperate in reconciling the amounts collected by Purchaser with respect to the Pre-Closing Receivables.

      11.9 PROVISION FOR TIMET TITANIUM Purchaser acknowledges that, in June 1998, Seller contracted for a quantity of highly specialized Grade-17 Titanium from Timet Metals Corporation (the "TIMET TITANIUM") pursuant to Purchase Order #98-294D, dated June 29, 1998 (the "TIMET PURCHASE ORDER") in anticipation of an order with ASC-Engineering PTY, Limited ("ASC"). Seller has not, as yet, taken delivery of the Timet Titanium nor has an order been received from ASC. Seller acknowledges that, because of its unique application, an extremely limited market exists for the Timet Titanium and that if no order is received from ASC, the net realizable value of the Timet Titanium to Purchaser would be substantially and materially diminished. Therefore, Seller and Purchaser agree that between signing and Closing,

Seller may, at its sole option, cancel the Timet Purchase Order in the normal course of business and be responsible for any associated fees, charges or expenses. Seller and Purchaser further agree that if Seller does not cancel the Timet Purchase Order and no order is received from ASC on or prior to Closing, Purchaser shall be entitled to a Purchase Price reduction, pursuant to Article 4.2(b)(iv), in the amount of the difference between the cost of the Timet Titanium and the market price of a lower grade of metal that is suitable for sales in the ordinary course of business. The parties further agree, however, that if, within twelve (12) months of the Closing, ASC or any other party requiring Grade-17 Titanium places an order with Purchaser, and the Timet Titanium is used to satisfy that order, Purchaser will refund to Seller any Purchase Price reduction received pursuant to 4.2(b)(iv).

      11.10 INSURANCE CLAIMS. In the event that, after the Closing, Purchaser or Seller shall suffer any loss arising out of a third party claim or otherwise and such injured party in good faith notifies the others that such claim would be covered under a policy of insurance maintained by any such other party for the benefit of the Bonding Business or the Bonding Assets, such other insured party (at such injured party's cost and expense) shall present and use commercially reasonable efforts to prosecute a claim for payment under such policy in respect of such loss, and pay to such injured party the proceeds of such claim under such policy as reimbursement to such injured party in respect of the amount of such loss.

      11.11 EMPLOYEES.

            (a) Effective as of the Closing Date, the Seller shall terminate all of the Target Employees identified by Purchaser on SCHEDULE 6.1 and the Purchaser shall be entitled to make offers of employment to the Target Employees upon such terms, conditions and policies as shall be determined and established by the Purchaser.

            (b) As part of the Intellectual Property, at Closing, the Seller will assign to the Purchaser all of the Seller's rights under all confidentiality, secrecy, nondisclosure or noncompetition agreements or similar provisions in other agreements that Seller has or had with all current and former employees of the Bonding Business, contractors, consultants or other third parties performing or who have ever performed work for or provided services to Seller in connection with the Bonding Business,

      11.12 PENNSYLVANIA TAX MATTERS. At least ten (10) days prior to the Closing, Seller shall provide evidence satisfactory to Purchaser that it has paid, withheld and is current with all applicable taxes of the Commonwealth of Pennsylvania including, without limitation, sales and use tax, corporate taxes and unemployment compensation taxes. Without limitation of the foregoing requirements, Seller shall indemnify, defend and save and hold harmless Purchaser from any loss, cost, liability or expense (including, without limitation, reasonable counsel fees and court costs) incurred, paid or suffered by Purchaser arising out of or by reason of any claim made by the Pennsylvania Department of Revenue or by any other state taxing or employment authorities asserting or indicating any claims or possible claims for unpaid taxes, penalties, interest or court costs related thereto of Seller or any related party, due the Commonwealth of Pennsylvania or its political subdivisions. The provisions of this Article 11.12 shall specifically survive Closing hereunder.


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


      11.13 PREPARATION OF TAX RETURNS. The Purchaser and the Seller shall cooperate in preparing and filing use, transfer and sales tax returns relating to the transfer of the Bonding Assets.

      11.14 HSR FEES. The Purchaser and the Seller agree to share equally any and all filing fees due with regard to any pre-closing filing obligations under the HSR Act.

      11.15 PERMITS AND LICENSES. Purchaser will apply for and retain in full force and effect all permits, certificates of occupancy and licenses required to operate the Bonding Business.

      11.16 INSTRUCTIONS TO ESCROW AGENT. Each of Seller and Purchaser agree to promptly issue and dispatch all undisputed orders and instructions to the Escrow Agent.


                                   ARTICLE 12
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      Each of the obligations of Purchaser under this Agreement that are required to be performed on or before the Closing Date shall be subject to the satisfaction or fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser in a writing executed by a duly authorized officer of Purchaser:

      12.1  REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE.

            (a) Each of the representations and warranties made by Seller in this Agreement, and the Disclosure Schedules hereto and in the Seller Ancillary Documents, shall be true, complete and correct in all material respects when made and shall be true, complete and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except:

                  (i) where any inaccuracy or untruth in the representation or warranty would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on the Bonding Business; and

                  (ii) for any changes permitted by the terms of this Agreement or consented to in writing by Purchaser

      12.2 COMPLIANCE WITH AGREEMENT. Seller shall have in all material respects performed and complied with all of its covenants, agreements and obligations required by this Agreement and the Seller Ancillary Documents to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Article 7.2(b).

      12.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall be instituted or pending and to the knowledge of Seller, no investigation by any governmental or regulating authority shall be instituted or pending, against Purchaser, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, modify, prevent or change the transactions contemplated by this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, or to seek damages or a discovery order in connection with such transactions, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions or that has or may have, in the reasonable opinion of the Purchaser, a Material Adverse Effect.

      12.4 CONSENTS AND APPROVALS. SCHEDULE 12.4 contains a list of all approvals, consents and waivers that are required to be received under applicable Legal Requirements to effect the transactions contemplated in this Agreement and the Seller Ancillary Documents ("REQUIRED CONSENTS AND APPROVALS"). Subject to the provisions of Article 10.3, all Required Consents and Approvals shall have been received and shall be in full force and effect, and executed counterparts thereof shall have been delivered to Purchaser, except such consents, approvals or waivers the absence of which would not reasonably be expected to cause a Material Adverse Effect.

      12.5 CERTIFICATES. The Seller shall have furnished the Purchaser with the following certificates:

            (a) GOOD STANDING CERTIFICATES. A certificate, executed by the applicable Secretary of State, as to

                    (i) the good standing of the Seller in the State of
            Colorado;

                    (ii) the authority or qualification of the Seller to conduct business as a foreign corporation in each jurisdiction where it is so authorized or qualified.

            (b) SECRETARY'S CERTIFICATE. A certificate from the Secretary of the Seller attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and the taking of all action required hereunder or in connection herewith; and

            (c) INCUMBENCY CERTIFICATE. A certificate of the Secretary of the Seller certifying the incumbency of its officers and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature.

      12.6 INSTRUMENTS OF CONVEYANCE, TRANSFER AND ASSUMPTION. Seller shall have delivered to Purchaser full possession of all of the Bonding Assets in the Commonwealth of Pennsylvania, together with (i) the Bill of Sale; (ii) such other instruments of conveyance and transfer as shall be effective to vest in Purchaser all right, title and interest in and to the Bonding Assets free and clear of all liens, charges, easements, mortgages, pledges, claims and other encumbrances in favor of any third party other than Permitted Encumbrances; and
(iii) any and all tangible manifestations of the Bonding Assets including, without limitation, all notes, records, files, prints, drawings, schematics diagrams, specifications and tangible items of any sort in Seller's possession or under Seller's control relating to the Bonding Assets, and including original trademarks and related registrations, copyrights and related registrations, and certificates of letters patent, and applications and disclosures therefor, if any. Such delivery shall include all present versions of such materials and, to the extent in Seller's possession or control, predecessor versions.

      12.7 DELIVERY OF SELLER ANCILLARY DOCUMENTS. The Seller shall have delivered to the Purchaser all of the Seller Ancillary Documents.

      12.8 ENVIRONMENTAL REPORTS. Purchaser shall have received copies of all Environmental Reports, including, but not limited to, all closure documents required by the Pennsylvania Department of Environmental Protection ("PADEP") for removal of underground storage tanks at the Dunbar Facility, and all environmental permits relating to the Bonding Business or the Bonding Assets shall be in full force and effect.

      12.9 HSR ACT. The applicable waiting period under the HSR Act shall have expired or been terminated and no conditions to the transactions contemplated by this Agreement shall have been imposed or proposed by any Governmental Body.

      12.10 EXTENSION OF MINE MASTER LEASE. Seller shall have caused the existing Master Lease Agreement covering the Dunbar Facility between the heirs of the Daniel Harper Estate (as owners) and Mypodiamond, Inc. (as Lessee and assignee of E.I. duPont de Nemours and Company) from which Seller (as sublessee) derives its use of the Dunbar Facility in connection with the Bonding Business (the "MASTER LEASE") to be renegotiated and entered into on or before the Closing Date such that it includes terms which are substantially similar to the terms set forth in SCHEDULE 12.10.

      12.11 EXTENSION OF MINE SUBLEASE. Seller shall have caused the Dunbar Sublease to be renegotiated and entered into on or before the Closing Date such that its terms are substantially similar to the terms set forth in SCHEDULE 12.11.

      12.12 VALIDITY OF MASTER/SUBLEASE. Purchaser shall have determined, in its sole and absolute discretion, based upon its own due diligence investigation, that each of the Master Lease and the Dunbar Sublease is legally valid, binding in full force and effect as to the parties thereto and is enforceable against all such parties in accordance with its terms.

      12.13 OPERATION OF MINE VENTILATION SYSTEM.

            (a) Seller shall have caused the existing Mine Ventilation system installed at the Dunbar Facility to be completed, fully operational and operating properly and in compliance with all applicable Environmental Laws such that it can support three controlled detonations in the Dunbar Facility per day. The determination that three controlled detonations per day can be accomplished shall be supported by the results of air quality testing which establishes adequate time periods for ventilation between each detonation to ensure worker safety. In connection with this condition, Seller shall have received a formal determination from the PADEP that the mine operations are exempt from Pennsylvania regulations regarding fugitive emissions and visible emissions. In the alternative, Seller may obtain all required permits.

            (b) In addition, Seller shall have caused the surface water runoff from the associated dust suppression system to be analyzed for suspended solids and other parameters which are regulated by the existing NPDES permit for the Dunbar Facility and if required by applicable Legal Requirements, shall have received an amended NPDES permit for the Dunbar Facility.

      12.14 SATISFACTORY RESULTS OF MINE INTEGRITY STUDY. Within thirty (30) days of the Effective Date, Seller shall have contracted with a reputable mining and geological consulting firm, acceptable to Purchaser, to perform such geotechnical and other investigations of the Dunbar Mine as Purchaser shall, in its sole and reasonable discretion deem necessary or desirable including, but not limited to core sampling analysis to determine the size and strength of the various rock layers of the Dunbar Mine. Purchaser shall, within ten (10) days following the issuance of the consultant's reports but not later than ten (10) days prior to the Closing, in its sole and reasonable discretion be satisfied that the results of such investigation support the conclusion that the integrity of the Dunbar Mine is sufficient to support the expected future rate of three detonation events per day in the mine and that the loss of the current mine chamber would not preclude the use of another area of the Dunbar Mine (covered under the Dunbar Sublease) for explosion bonding and shock synthesis operations in connection with the Bonding Business. Seller and Purchaser agree that the cost of all such investigations described hereunder shall be shared equally by them.

      12.15 REMOVAL AND DISPOSAL OF CONTAMINATED SOILS AT THE DUNBAR FACILITY. Seller shall have removed and disposed of all TPH contaminated soils in and around the containment area for the drum storage area at the Dunbar Facility.

      12.16 PREPARATION AND FILING OF SPILL PREVENTION PLAN. Seller shall have prepared and filed a Spill Prevention Control and Countermeasures (SPCC) Plan as required by federal law (40 CFR 112) and an Environmental Emergency Response Plan as required under Pennsylvania law (25 Pa. Code Chapters 101 and 262 and Act 32-1989).

      12.17 SATISFACTORY RESULTS OF POST-SIGNING DUE DILIGENCE Investigation. Within 30 days after the effective date, Purchaser shall have determined, in its sole, reasonable and good faith judgment, that the results of its sales and marketing review, based on its due diligence investigation, including customer visits, and its analysis of that sales and marketing review, confirm its understanding of the base business of the Bonding Business. If Purchaser fails to notify Seller, in writing within 30 days after the Effective Date, that the results of its post-signing due diligence are unsatisfactory, then this condition shall be deemed satisfied.

      12.18 MT. BRADDOCK FACILITY. The Mt. Braddock Real Property shall be free of mechanics' and materialmen's liens and claims of any kind or type, as well as any other statutory liens or claims permitted by applicable law, filed or maintained by any contractor, subcontractor, vendor, supplier or any other person or party, including anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, against the Owned Real Property. In addition, at or prior to Closing, Seller shall have either (i) furnished to Purchaser a complete release and waiver in a form acceptable to Purchaser; (ii) obtained title insurance coverage insuring against or (iii) obtained a bond covering or indemnification against all liens and potential liens of any kind arising out of the construction and development of the Mt. Braddock Facility. Without limitation of the foregoing condition, Seller shall also indemnify and hold the Purchaser and its title company harmless for liens which attach to the Owned Real Property by the Seller, its contractors or subcontractors, or any other person or entity, including anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, other than Purchaser or anyone claiming by, through or under Purchaser.


      12.19 CERTIFICATION OF MT. BRADDOCK FACILITY. Seller's architect or engineer shall certify to Purchaser, in a form of certificate reasonably satisfactory to Purchaser that the Mt. Braddock Facility, if built in accordance with the Construction Contracts and Plans, will comply with all applicable zoning, subdivision and land use laws.

      12.20 PURCHASER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.

            (a) Seller has delivered to Purchaser, Seller's title insurance policy or title commitment for the Owned Real Property (complete with copies of all exceptions to title), and Purchaser shall forthwith make application for a current title commitment (the "TITLE BINDER") from Commonwealth Land Title Insurance Company, or another reputable title insurance company selected by Purchaser (the "TITLE COMPANY"), and shall have until the Inspection Period Expiration Date (as hereinafter defined) to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder (including, without limitation, those items, if any, referenced in SCHEDULE 1.79 hereto, and in part defining Permitted Encumbrances under this Agreement), and all information regarding title as disclosed on the Survey (hereinafter defined), and to reasonably approve or disapprove the same. If Purchaser shall disapprove the condition of title, such disapproval shall be set forth in a notice given to Seller (the "DISAPPROVAL NOTICE") which shall be delivered, if at all, prior to the Inspection Period Expiration Date, identifying the condition of title to the Owned Real Property or any of the terms, provisions or contents of said items, documents or Survey which may reasonably be expected to impair the marketability of title to the Owned Real Property or impair or limit the use of the Owned Real Property by Purchaser in the manner and for the purposes contemplated under this Agreement, and are therefore disapproved by Purchaser (the "TITLE OBJECTIONS"). Subject to the provisions of the succeeding portion of this Section , Seller shall have until the date which is thirty (30) days after the date of the Disapproval Notice (the "TITLE CURE EXPIRATION DATE") in which to cure or eliminate all items which Purchaser disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Purchaser and the Title Company that all such items either have been cured by Seller, eliminated by Seller, will be cured by Seller at or prior to Closing or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Purchaser, nevertheless, may elect within ten (10) days next following the Title Cure Expiration Date: (i) to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of the Closing, with a credit against the Purchase Price equal to the sum necessary to remove any Title Objection(s) of a fixed or ascertainable amount, or (ii) to terminate this Agreement by notice in writing to Seller, whereupon this Agreement shall be terminated, and the parties shall thereupon be relieved of all further obligations and liability under this Agreement, subject to the provisions of Article 16 hereof, if applicable.

            (b) Seller has delivered to Purchaser the survey of the Owned Real Property secured by Seller when Seller acquired the Owned Real Property, and Purchaser may order an updated ALTA survey (the "Survey"), prepared by a duly licensed land surveyor acceptable to Purchaser. Purchaser shall have until the Inspection Period Expiration Date to approve or disapprove the material contained thereon. If Purchaser shall disapprove such Survey, such disapproval shall be set forth in a Disapproval Notice as provided above in Article 12.20(a), and the provisions of Article 12.20(a) with respect to Disapproval Notices shall apply.

            (c) For a period (the "INSPECTION PERIOD") commencing on the date Purchaser receives a copy of this Asset Purchase Agreement as executed by Seller, and expiring August 16, 1999 (such date being herein referred to as the "INSPECTION PERIOD EXPIRATION DATE"), without limitation of any other right reserved to Purchaser under this Agreement, Purchaser shall have the right to have performed physical and engineering inspections of the Pennsylvania Facilities, and to perform such other physical inspections, measurements and audits of each and all such properties as Purchaser shall determine, and Seller shall reasonably cooperate with Purchaser and shall furnish to Purchaser such information, materials and documents as shall be within Seller's possession or control and Purchaser may reasonably request in connection therewith. If Purchaser, in Purchaser's reasonable discretion, shall find that any one or more of such reviews, audits, surveys or inspection(s) shall reveal a condition which may reasonably be expected to impair the marketability of the Owned Real Property or the Dunbar Facilities or impair or limit the use of the Owned Real Property or the Dunbar Facilities by Purchaser in the manner and for the purposes contemplated under this Agreement, then Purchaser shall have the right, at its option, to terminate this Agreement upon notice to Seller in writing, (which notice shall include a description of the unacceptable condition) delivered on or before the Inspection Period Expiration Date, whereupon if not cured by Seller within 30 days of such notice, this Agreement shall be terminated, and the parties shall thereupon be relieved of all further obligations and liability under this Agreement, subject to the provisions of Article 16 hereof, if applicable.

      If Purchaser exercises its right to cause physical or engineering inspections of the Owned Real Property or the Dunbar Facilities, then in the event of any physical damage thereto resulting from the exercise by Purchaser of such right, Purchaser agrees to restore such property to the extent feasible to its condition prior to incurring such damage. Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against all physical damage to the Owned Real Property or the Dunbar Facilities and personal injury and/or any other claims or liability which may occur as a result of the Purchaser's (or the Purchaser's agents, employees, invitees or licensees) entry or activities upon the Owned Real Property or the Dunbar Facilities.


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


                                   ARTICLE 13
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

      13.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

      13.2 COMPLIANCE WITH AGREEMENT. Purchaser shall have in all material respects performed and complied with all of Purchaser's agreements and obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

      13.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced, and to the knowledge of Purchaser, no investigation by any governmental or regulating authority shall have been commenced, against Purchaser, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

      13.4 DELIVERY OF PURCHASER ANCILLARY DOCUMENTS. The Purchaser shall have delivered to the Seller all of the Purchaser Ancillary Documents.


                                   ARTICLE 14
                              POST-CLOSING MATTERS

      14.1 SALES TAX MATTERS. As soon as reasonably practicable following the Closing, Seller and Purchaser shall timely file with the appropriate governmental authority all state and local transfer, sales and use tax returns and shall make all other filings which may be required in connection with the transactions contemplated hereby.

      14.2 FINDERS FEES; PAYMENTS. Each party agrees to pay its own broker or finders' fees in connection with any of the transactions contemplated by this Agreement. Except for the brokerage firm of The Wallach Company which has been retained by Seller in connection with the transactions contemplated by this Agreement and for whom Seller is solely responsible, each party represents and warrants to the other that neither it, nor any of its managers, officers, directors, employees, shareholders, assignees or agents, have retained, employed or used any broker or other finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation of this Agreement. Seller and Purchaser further agree to indemnify, defend and hold harmless the other from against any loss, liability, damage, cost


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


claim, or expense, including, without limitation, reasonable attorneys' fees, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

      14.3 SEC FILINGS. Seller shall provide reasonable assistance to Purchaser, at Purchaser's sole cost and expense, in furnishing reasonable financial data relating to the Bonding Assets for inclusion in connection with a filing by the Purchaser of Form 8K with the Securities and Exchange Commission ("SEC"), if required, during a period of 60 days following the Closing. Such assistance shall include furnishing financial data to Purchaser's independent auditors.

      14.4 RIGHT OF ACCESS. For a period of five years after the Closing Date, Seller shall have access to the financial records and statements of the Seller related to the Bonding Business for the period prior to the Closing Date and have the right to copy such documents as may be necessary to prepare any required tax or regulatory filings, or respond to any audits or similar inquiries. Seller will cooperate with and make available to the Purchaser, during normal business hours, all books and records in its possession which are related to the conduct of the Bonding Business prior to the Closing Date. In the event that the Seller wishes to destroy or dispose of any books or records, whether in accordance with its established documents destruction policy or otherwise, it shall first notify Purchaser of its intention to do so and afford Purchaser a reasonable opportunity, at Purchaser's expense, to take possession or make copies of such books and records.


                                   ARTICLE 15
                                 INDEMNIFICATION

      15.1 INDEMNIFICATION OF PURCHASER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Seller made by or on behalf of Purchaser prior to the Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all costs and expenses including, but not limited to, reasonable attorneys' fees, damages and losses actually incurred by the Purchaser, net of any tax adjustments, benefits, savings or reductions to the extent realized and insurance proceeds received by the Purchaser by virtue of such losses, whether or not involving a Third Party Claim (the foregoing are referred to collectively as "DAMAGES") sustained, incurred, paid or required to be paid by the Purchaser which arise out of, relate to or result from:

            (a) any breach by Seller of any representation, warranty or covenant contained in or made pursuant to this Agreement;

            (b)   any of the Retained Liabilities;

            (c) non-compliance with any bulk sales or similar law in connection with the transfer of the Bonding Assets pursuant to this Agreement, except to the extent any such Damages result from the failure of the Purchaser to pay any Assumed Liability;

            (d) the manufacture, use, sale, offer for sale, importation, delivery, operation or breach of warranty of any products or services manufactured, performed or sold on or before the Closing Date; or

            (e) any claim and/or litigation involving personnel or former personnel of the Seller based on transactions, events or occurrences prior to the Closing Date.

      Seller shall reimburse the Purchaser for any Damages to which this Article
15.1 relates only if a Notice of Claim is given within the period of survival of the applicable representation, warranty or covenant as provided in Article 15.4, except that the Seller shall reimburse the Purchaser for any Damages which arises out of or is related to any of the Retained Liabilities without regard to when a Notice of Claim is given.

      15.2 INDEMNIFICATION OF SELLER. Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages (as applied to Seller) relating to or arising out of or in connection with any breach of warranty or covenant or any inaccurate representation of Purchaser contained in this Agreement or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto.

      15.3  INDEMNIFICATION PROCEDURES.

            (a) NOTICE. In the event Purchaser or Seller (each individually the "INDEMNIFIED PARTY") seeks indemnification or defense under Articles 15.1 or 15.2 above, the Indemnified Party shall give the party from whom indemnification is requested (the "INDEMNIFYING PARTY") written notice (a "NOTICE OF CLAIM") as promptly as practicable after the Indemnified Party has received notice or obtains knowledge of the matter that has given or could give rise to a right of indemnification or defense under this Agreement. The Notice of Claim shall state the amount of losses, if any, and the method of computation thereof, all with reasonable specificity and shall contain a reference to the provisions of this Agreement with respect to which such right of indemnification or defense is claimed.

            (b) THIRD PARTY CLAIMS. With respect to any Damages to which the indemnity or defense obligations of Articles 15.1 or 15.2 apply and which arise from any third party claim (a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party a Notice of Claim as promptly as practicable after receiving notice of any Third Party Claim, but the failure to provide a Notice of Claim to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnifying Party's failure to give the Notice of Claim. The Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (subject to the consent of the Indemnified Party, not to be unreasonably withheld or delayed) upon giving written notice of its intention to do so to the Indemnified Party. In such case, the Indemnified Party shall be permitted, at its option, to participate in the defense of any such Third Party Claim with counsel of its


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


      own choosing and at its own expense; provided, however, that the Indemnified Party shall have the right at the Indemnifying Party's expense, to, at its option, have separate counsel if representation of both the Indemnified Party and the Indemnifying Party by the Indemnifying Party's counsel would be inappropriate due to an actual or potential conflict of interest between such parties. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought hereunder. If the Indemnifying Party does not elect to assume and control the defense of such Third Party Claim, then the Indemnified Party may, at its option, elect to assume and control such defense at the reasonable expense of the Indemnifying Party and through counsel of the Indemnified Party's choice (subject to the consent of the Indemnifying Party not to be unreasonably withheld or delayed). If the Indemnifying Party exercises its right to undertake the defense of any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as is reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party rightfully undertakes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party or the Indemnified Party without the written consent, not to be unreasonably withheld or delayed, of the other party; provided, however, that if such settlement involves the payment of money only and, by the payment of that money, the Indemnified Party is fully indemnified and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim.

            (c) OTHER CLAIMS. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

            (d) CALCULATION OF LOSSES. The parties shall make appropriate adjustments for the proceeds of any insurance coverage of, or any other form of cost recovery obtained by, the Indemnified Party in determining the amount of Damages for purposes of this Article 15, provided that the indemnifiable Damages shall then be increased by any additional expense or liability associated with the obtaining of benefits under such coverage, to the extent of and as a result of such Damages.

            (e) EXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies in this Article 15 shall be deemed to be exclusive. Accordingly, the exercise by any person of any of its rights under this Article 15 shall be deemed to be an election of remedies and shall be deemed to prejudice, and to constitute or operate as an irrevocable waiver of, any other right or remedy that such person may be entitled to exercise, whether under this Agreement, under any other contract, under any statute, rule or other legal requirement, at common law, in equity or otherwise. Notwithstanding the foregoing, nothing contained in this Article 15.3(e) shall prevent any party hereto from seeking and obtaining, as and to the extent permitted by applicable law, specific


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


      performance by the other party hereto of any of its obligations under this Agreement or injunctive relief against the other party's activities in breach of this Agreement (including, without limitation, the obligations provided for in Article 10.5).

            (f) LIMITATION OF DAMAGES. No party shall have any obligation or liability to any other party under this Article 15 until the aggregate amount of all Damages for which the Indemnified Party seeks or claims defense or indemnification pursuant to this Article 15 (the "INDEMNIFIED DAMAGES") exceeds a threshold of $100,000. Once an Indemnified Party's Indemnified Damages meet or exceed $100,000, such party may seek or claim defense or indemnification for the amount of Indemnified Damages in excess of $100,000; provided, however that neither party may make a claim for Indemnified Damages in excess of $3,825,000.

      15.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties in this Agreement, the Seller Ancillary Documents and the Purchaser Ancillary Documents shall survive the Closing for a period of eighteen (18) months, except as follows:

            (a) the representations and warranties made by the Seller in Articles 8.7 (Taxes) and 8.17 (Employee Benefits) shall survive the Closing for the applicable statutory period of limitations with respect to any liabilities covered thereby;

            (b)   the representations and warranties made by the Seller in
      Article 8.2 (Corporate Power; Authorization) shall survive the Closing without limitation;

            (c) the representations made by the Seller in Article 7.5 (Further Assurances) shall survive the Closing without limitation;

            (d) the representations made by the Seller in Article 10.6 (Confidential Information) shall survive the Closing without limitation; and

            (e)   the representations and warranties made by the Seller in
      Article 8.11 (Environmental) shall survive the Closing for a period of ten (10) years.

All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms.



                                   ARTICLE 16
                                   TERMINATION

      16.1  TERMINATION. This Agreement may be terminated at any time prior to
Closing:

            (a)   by mutual consent of Seller and Purchaser;


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


            (b) by Purchaser, if there has been a Material Breach (as hereinafter defined) on the part of Seller in the representations, warranties or covenants of the Company set forth herein, or any Material Breach on the part of Seller to comply with its obligations hereunder, and, in the case of a Material Breach of covenant, such Material Breach of covenant, if capable of being cured, is not cured within thirty days. As used in this Agreement, "MATERIAL BREACH" of a representation or warranty or a covenant, shall mean a breach of a representation or warranty or a covenant which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Bonding Business;

            (c)   by Purchaser if:

                  (i) the Seller's stockholders do not approve this Agreement or any of the transactions contemplated hereby if submitted to them by Seller for approval;

                  (ii) the Seller's Board of Directors endorses a tender offer for all or substantially all of the outstanding shares of Seller or approves an agreement of merger or consolidation;

                  (iii) the Seller or Seller's Board of Directors for any reason whatsoever, directly or indirectly, sells or agrees to sell all or a material portion of the Bonding Assets to a third party; or

                  (iv) initiation of any legal or administrative action, suit or proceeding by an officer, director or stockholder of the Seller which either seeks or has the effect of prohibiting, defeating or materially delaying any of the transactions contemplated by this Agreement (each of which shall be considered a "DESIGNATED EVENT" hereunder);

            (d) by Purchaser if the conditions specified in Article 12, other than those provided in Articles 12.10, 12.11 and 12.12, are not satisfied by October 15, 1999;

            (e)   by Purchaser if the conditions specified in Articles 12.10,
      12.11 and 12.12 are not satisfied by December 31, 1999; or

            (f) by the Seller if (i) there has been a material breach on the part of Purchaser in the representations, warranties or covenants of Purchaser set forth herein, or any material failure on the part of Purchaser to comply with its obligations hereunder, and, in the case of a material breach of covenant or failure to comply, such material breach of covenant or failure to comply, if capable of being cured, is not cured within thirty days.

      16.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either Seller or Purchaser as provided in Article 16.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part or Purchaser or Seller or their affiliates or respective officers or directors, other than the provisions of Article 11.1; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement.


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


                                   ARTICLE 17
                                  MISCELLANEOUS

      17.1 ENTIRE AGREEMENT AND AMENDMENTS; HEADINGS. This Agreement, including the Exhibits and Disclosure Schedules which are referred to or incorporated herein and made a part hereof, contains the final complete and exclusive understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated only by a written instrument executed by Seller and Purchaser or their respective successors or assigns. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein. Any representations, promises warranties, covenants or undertakings prior to the Closing are hereby merged into this Agreement. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      17.2 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      17.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that neither this Agreement nor any rights or obligations accruing hereunder may be assigned or is assignable by Seller or Purchaser, or may be delegated or is delegable, and any attempted assignment or delegation shall be null and void.

      17.4 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice-of or conflict-of-laws rules and venue for any action to enforce or interpret this Agreement shall be in a court of competent jurisdiction located in the Commonwealth of Pennsylvania and each of the parties consents to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

      17.5 EQUITABLE RELIEF. Each party further acknowledges that any breach of warranty or covenant or any other provision of this Agreement will cause the other party irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that a party may have hereunder, each party shall have the right to equitable and injunctive relief, including the right to request specific performance of the other party's obligations hereunder.

      17.6 NOTICES. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:


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      If to the Seller: Dynamic Materials Corporation
                        551 Aspen Ridge Drive
                        Lafayette, Colorado 80026
                        Attn: Richard Santa, Chief Financial Officer
                        Fax: 303/604-1897

      With a copy to:   Davis, Graham & Stubbs LLP
                        Suite 200
                        4410 Arapahoe Avenue
                        Boulder, Colorado 80303
                        Attn.: Jacqueline Studer
                        Fax: 303/544-5997

      If to Purchaser:  AMETEK, Inc.
                        Station Square
                        Paoli, PA 19301-1391
                        Attn.: William D. Eginton
                        Fax: (610)647-0211

      With a copy to:   AMETEK, Inc.
                        Station Square
                        Paoli, PA 19301-1391
                        Attn.: Donna F. Winquist, Esquire
                        Fax: (610)725-8485

Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three business days following mailing pursuant to this Article.

      17.7 SEVERABILITY AND WAIVER. In the event that any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

      17.8 THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be construed to create any rights in any of Seller's or Purchaser's employees or in any other person as a third party beneficiary or otherwise.

      17.9 PRONOUNS. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires.

      17.10 ATTORNEYS' FEES. Should any litigation or arbitration occur between the parties to this Agreement respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection therewith, including, without limitation, any attorneys' fees incurred after a judgment has been rendered by a court of competent jurisdiction.


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


      17.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this agreement, time is of the essence.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


                                       SELLER:

                                       DYNAMIC MATERIALS CORPORATION


                                       /s/ Joseph P. Allwein
                                       -----------------------------------------
                                       Joseph P. Allwein
                                       President and Chief Executive Officer


                                       PURCHASER:

                                       AMETEK, Inc.


                                       /s/ William D. Eginton
                                       -----------------------------------------
                                       William D. Eginton
                                       Vice President

                                    SCHEDULES


Schedule 1.79                 Permitted Encumbrances
Schedule 2.1(a)(i)            Machinery and Equipment
Schedule 2.1(a)(ii)           Colorado Equipment
Schedule 2.1(b)(i)            Owned Real Property
Schedule 2.1(c)               Business Systems
Schedule 2.1(d)               Intellectual Property
Schedule 2.1(e)               Contracts
Schedule 2.1(k)               Telephone and Facsimile Numbers
Schedule 2.2(e)(i)            Excluded Contracts
Schedule 2.2(n)               Excluded Colorado Machinery and Equipment
Schedule 2.3                  Excluded Colorado Assets
Schedule 3.2(f)               Retained Litigation
Schedule 4.2                  Net Current Assets
Schedule 4.2(b)(v)            Purchase Price Adjustment Matters
Schedule 5.1(a)               Contracts and Plans
Schedule 5.2(a)               Budget for Mt. Braddock Facility
Schedule 5.2(b)               Completion Costs Reconciliation
Schedule 5.4                  Transition Services
Schedule 6.1                  Target Employees
Schedule 6.6                  Affected Employees - Moving Expenses
Schedule 7.2(a)(i)            Wire Instructions
Schedule 8.3                  Seller's Representations
Schedule 8.4                  Pro Forma Financial Statements
Schedule 8.5(a)               Claims Against Bonding Assets
Schedule 8.6(a)               Legal Descriptions of Owned Real Property
Schedule 8.6(b)               Seller's Representations Concerning Master Lease
Schedule 8.6(c)               Seller's Representations Concerning Dunbar
                              Sublease
Schedule 8.6(e)               Seller's Representations Concerning Owned Real
                              Property
Schedule 8.6(g)               Insurance Notices Concerning Owned Real Property
Schedule 8.8                  Litigation Related To Bonding Business
Schedule 8.9                  Seller's Representations Concerning
                              Intellectual Property; Country Registration
Schedule 8.11(a)              Environmental Reports Provided To Purchaser
Schedule 8.11(b)              Compliance With Environmental Laws
Schedule 8.11(c)              Seller's Representations Concerning Regulated
                              Substances
Schedule 8.11(e)              Storage Tanks
Schedule 8.11(g)              Environmental Reports
Schedule 8.12                 Licenses and Permits
Schedule 8.13                 Insurance
Schedule 8.14                 Major Customers
Schedule 8.15                 Disputes with Customers and Suppliers
Schedule 8.16                 Employment Contracts


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


Schedule 8.17(a)              Employee Plans
Schedule 8.17(c)              Seller's Liabilities Under Pension Plans
Schedule 8.18                 Absence of Certain Changes
Schedule 8.19(b)              Sales Commitments
Schedule 8.19(e)              Loan Agreements
Schedule 8.19(i)              Material Contracts
Schedule 8.20                 Non-compliance With Laws
Schedule 8.23                 Warranties
Schedule 8.24                 Backlog
Schedule 11.5                 Seller's Standard Warranty
Schedule 12.4                 Required Consents and Approvals
Schedule 12.10                Terms of Mine Master Lease Extension
Schedule 12.11                Terms of Mine Sublease Extension

                                   EXHIBITS
                                   --------

Exhibit A                     Escrow Agreement